UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

THE STUDENT LOAN CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	April 9, 2010

Date of Meeting:	May 13, 2010
Time:	8:30 a.m., Eastern Standard Time
Place:	399 Park Avenue 12th Floor Auditorium New York, New York

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

•	To elect three directors to hold office until the annual meeting in 2013, and until the election and qualification of their successors;

•	To ratify the selection of KPMG LLP as independent auditors for 2010; and

•	To transact such other business as may properly come before the meeting.

Option 1:

Please complete the enclosed proxy card and return it promptly in the enclosed envelope or return via first-class mail to Computershare Proxy Services, P.O. Box 43126, Providence, RI 02940-5138. Stockholders of record on March 15, 2010 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 425 Park Avenue, 2nd Floor, New York, New York, and also will be available for inspection at the meeting itself.

Option 2:

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 13, 2010.

You can obtain a copy of the Company’s 2010 Proxy Statement, 2009 Annual Report and Form 10-K and form of proxy card via the Internet at www.envisionreports.com/STU if you are a registered stockholder, and at www.edocumentsview.com/STU if you are a beneficial stockowner.

By order of the Board of Directors,

Michael J. Reardon

Chairman, Chief Executive Officer and President

THE STUDENT LOAN CORPORATION

750 Washington Boulevard

Stamford, CT 06901

PROXY STATEMENT

CONTENTS

2	General Information About the Annual Meeting and Voting

5	Corporate Governance
5	Board Diversity
5	Governance and Guidelines
6	Director Independence
7	Categorical Standards
9	Transactions with Related Persons
12	Communications with the Board of Directors
12	Code of Ethics
12	Code of Conduct
12	Ethics Hotline

13	Stock Ownership
14	Certain Other Share Owners
14	Section 16(a) Beneficial Ownership Reporting Compliance

15	Board of Directors
15	Nomination of Directors

16	Proposal 1: Election of Directors
16	Director Qualifications
17	Director Information

25	Executive Compensation
25	Executive Officers
26	Compensation Discussion and Analysis
34	Incentive Awards Made by the Compensation Committee for the 2009 Performance Year
35	Compensation Committee Report
36	Summary Compensation Table
37	Grants of Plan-Based Awards Table
37	General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table
40	Outstanding Equity Awards at Fiscal Year-End
42	Option Exercises and Stock Vesting
42	Pension Benefits Table
45	Nonqualified Deferred Compensation
46	Potential Payments Upon Termination or Change in Control

50	Audit Committee Report

51	Proposal 2: Stockholder Ratification of Independent Auditors
51	Disclosure of Auditor Fees
52	Approval of Independent Auditor Services and Fees

52	Other Matters

52	Submission of Stockholder Proposals for Inclusion in The Student Loan Corporation’s 2011 Proxy Statement

Annexes
A-1	Annex A – Corporate Governance Guidelines
B-1	Annex B – Audit Committee Charter
C-1	Annex C – Compensation Committee Charter

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Student Loan Corporation (the Company).

Where and when will the Annual Meeting be held?

The Annual Meeting of Stockholders will be held at 399 Park Avenue, 12th Floor Auditorium, New York, New York, on May 13, 2010 (the Annual Meeting), at 8:30 a.m. (Eastern Standard Time), and at any adjournments or postponements of such meeting. There are two entrances to the building, one on the east side of Park Avenue and the other on the west side of Lexington Avenue. Both of the entrances are between East 53rd Street and East 54th Street. Each attendee must present valid picture identification, such as a driver’s license, to gain admittance to the meeting.

Who is entitled to vote?

The Board of Directors has set March 15, 2010 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record on March 15, 2010 will be entitled to notice of and to vote at the Annual Meeting.

As of the record date there were 20 million shares of the Company’s common stock outstanding and eligible to vote. Citibank, N.A. (CBNA) owns 80% of the Company’s outstanding common stock as an indirectly wholly owned subsidiary of Citigroup, Inc. (Citigroup) and is the Company’s principal shareholder. Each share of common stock entitles the holder thereof to one vote on each matter that is voted on at the Annual Meeting.

What is the date of distribution of this Proxy Statement and the proxies solicited hereby?

This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 9, 2010.

How do I cast my vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the annual meeting.

Stockholders are encouraged to vote by proxy either by: (i) filling out the enclosed proxy card, dating and signing it, and returning it in the enclosed postage paid envelope or via first-class mail to Computershare Proxy Services, P.O. Box 43126, Providence, RI 02940-5138; or (ii) voting by telephone using the instructions on the proxy card; or (iii) voting by Internet using the instructions on the proxy card.

Proxies will be voted in accordance with stockholders’ directions. See How will my vote be counted? below for additional information on your vote.

CBNA, an indirect wholly owned subsidiary of Citigroup, which exercises sole voting power over a majority of the outstanding shares of the Company’s common stock, has advised the Company that it intends to vote all such shares in favor of the election of the nominees named herein and the ratification of the Company’s independent auditors. Because of the voting power of CBNA, the nominees are assured election and the ratification of independent auditors is assured passage.

How do I change or revoke my proxy?

Signing the proxy card does not affect a stockholder’s right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by sending in a new proxy card with a later date, or sending a written notice of revocation to the Company’s Investor Relations Office at the address set forth below, prior to the convening of the meeting. If a stockholder attends the Annual Meeting in person, the stockholder may request that a previously submitted proxy not be used.

How will my vote be counted?

You may vote for or against each director nominee or abstain from voting on a director nominee. Each nominee for director will be elected if the votes for the director exceed the votes against the director. Abstentions will not be counted either for or against the director. If no directions are given, proxies will be voted for the election of directors. You may vote for or against the ratification of KPMG, or abstain from voting on this proposal.

How does the Board of Directors recommend voting?

The Board recommends that you vote: FOR each of the Board’s nominees for election as directors, and FOR the appointment of KPMG as independent auditors for 2010.

Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K on the Internet?

A copy of the Company’s Annual Report to Stockholders on Form 10-K, Notice of Annual Meeting and Proxy Statement is available on the Company’s website at www.studentloan.com by clicking the Investor Relations page.

Stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the internet address to access the Company’s proxy statement and annual report. Your choice will remain in effect until you tell the Company otherwise. To enroll for this service, or to subsequently view or change your enrollment profile, please go to www.computershare.com, select U.S and then click on the “Investor Centre.”

Paper copies may also be obtained without charge by writing to the Company’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. The Company has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote your shares.

Please note that this year the rules that govern how brokers vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Who pays the cost of Proxy solicitation?

The Company will bear the cost of solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone or a hosted Company website as referenced on the proxy card. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Georgeson Inc. will also assist in the solicitation of proxies at a fee of approximately $20,000 plus out-of-pocket expenses.

What is householding and how does it work?

Under Securities and Exchange Commission’s (SEC) rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2010 or in the future, he or she may place such a request by calling toll-free 1-800-542-1061 or writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are the holders of record.

CORPORATE GOVERNANCE

The Company continually strives to maintain the highest standards of ethical conduct by reporting results with accuracy and transparency and by maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

The current charters of the Audit and Compensation Committees, as well as the Company’s Corporate Governance Guidelines (the Governance Guidelines), Code of Conduct and Code of Ethics for Financial Professionals are available in the “Investor Relations” section of the Company’s website: www.studentloan.com. The Company’s Governance Guidelines also are attached as Annex A. Stockholders may obtain printed copies of these documents by writing to the Company’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

Board Diversity

Diversity is among the many factors that the Board of Directors considers when evaluating the composition of the Board. Included in the qualifications for directors listed in the Company’s Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors.” While the Board does not apply any explicit formula, its membership reflects participation by university administrators and business executives as well as representation by women and minorities. In addition, each director and nominee contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional backgrounds, as well as other characteristics, such as significant business, academic and administrative experience. The Board of Directors is satisfied that the current nominees and directors reflect an appropriate diversity of gender, age, race, professional background and experience and is committed to continuing to consider diversity issues in evaluating the composition of the Board.

Governance Guidelines

The Governance Guidelines embody many of the Company’s long-standing practices, policies and procedures, which are the foundation of its commitment to best practices. The Governance Guidelines are reviewed periodically and revised as necessary to continue to reflect best practices. The full text of the Governance Guidelines, as approved by the Board of Directors on January 29, 2009, is set forth in Annex A to this Proxy Statement.

The Governance Guidelines outline the responsibilities, qualifications and composition of the Board of Directors. The Governance Guidelines require that at least three of the members of the Board of Directors be independent. Only outside directors can be considered for independence. The Company is a “controlled company” within the meaning of the rules of the New York Stock Exchange (NYSE), since 80% of its voting power is held by CBNA. As such, the NYSE does not require the Company to have a majority of independent directors on the Board of Directors. A description of the Company’s independence criteria and its independence determinations are set forth below. The number of other public company boards on which a director may serve is subject to a case-by-case review by the Board of Directors, in order to ensure that each director is able to devote sufficient time to perform his or her duties as a director. Members of the Audit Committee may not serve on more than three public company Audit Committees, including the Audit Committee of the Company.

The Governance Guidelines require that all members of the committees of the Board of Directors be independent. The Board of Directors and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Company.

The Governance Guidelines provide for executive sessions at each Board of Directors meeting. Under the Governance Guidelines, the responsibility for presiding at the executive sessions is rotated from meeting to meeting among the chairpersons of each Board of Directors committee.

Directors are expected to attend Board of Directors meetings, meetings of the committees on which they serve and the annual meetings of stockholders.

Under the Governance Guidelines, the Chairman of the Board of Directors, in consultation with the other directors, conducts an annual review of the Board of Directors’ performance and the performance of each committee. Each committee is also required to conduct its own self-evaluation. The results of these evaluations are required to be reported to the Board of Directors. Directors have full and free access to senior management and other employees of the Company and are provided with orientation materials for new directors.

The Governance Guidelines prohibit investments by the Company or any member of senior management in a private entity in which a director is a principal or a publicly traded entity in which a director owns or controls a 10% interest.

Definitions

•

For purposes of the Governance Guidelines as well as of Director Independence and Transactions with Related Persons discussed below: (i) the term “immediate family member” means a director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or domestic employee) who shares the director’s or executive officer’s household; (ii) the term “business affiliation” means any corporation (other than The Student Loan Corporation, any of its subsidiaries, or affiliates of Citigroup), partnership, limited partnership, syndicate or other organization of which the director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “transaction with a related person” is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships) in which: (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (b) the Company is a participant; and (c) any related person (any director, any executive officer of the Company, any nominee for director, any shareholder beneficially owning in excess of 5% of any class of voting security of the Company, and any “immediate family member” of any such person) has or will have a direct or indirect material interest.

Director Independence

The Board of Directors has adopted categorical standards to assist the Board of Directors in evaluating the independence of each of its directors. The standards describe various types of relationships that could potentially exist between a Board of Directors member and the Company and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the standards that, in the Board of Directors’ opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board of Directors will deem such person to be independent.

In January 2010, the Board of Directors as a whole reviewed summaries of responses to their individual questionnaires of outside directors asking about their relationships, and those of their immediate family members and primary business or charitable affiliations, with the Company and its affiliates and other potential conflicts of interest, as well as data provided by management related to transactions, relationships or arrangements between the Company and the directors or their immediate family members. The Board of Directors reviewed certain relationships or transactions between the directors or immediate family members of the directors or their primary business or charitable affiliations on the one hand and the Company on the other and determined that the relationships or transactions complied with the Governance Guidelines and the related categorical standards. The Board of Directors also determined that, applying the guidelines and standards, which are intended to comply with the NYSE corporate governance rules, each of the following directors is independent: Mr. Bailey, Mr. Drake, Dr. Glover and Dr. Handler.

Categorical Standards

Relationships as Client

•

Neither a director nor any immediate family member shall have any personal loans from the Company, except for credit cards, charge cards and overdraft checking privileges with the Company’s affiliates in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, affiliates of the Company may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to directors who are employees of the Company or its affiliates.

•

Any other financial services provided to a director or any member of his or her immediate family by the Company must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory and Consulting Arrangements

•

Neither a director nor any immediate family member of a director shall, during any 12-month period within the last three years, have received, directly or indirectly, from the Company any compensatory fees or benefits in an amount greater than $120,000, other than (i) standard compensation arrangements applicable to non-employee directors generally; or (ii) compensation paid to an immediate family member of a director who is a non-executive employee of the Company.

Business Relationships

•

All payments made by the Company, its parent or its affiliates to, and payments received by the Company or its affiliates from, a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•

In addition, the aggregate amount of payments in any of the last three fiscal years by the Company and its affiliates to, and to the Company and its affiliates from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the company receiving the payment.

Charitable Contributions

•

Annual contributions made by the Company, its parent or its affiliates in any of the last three fiscal years to a foundation, university or other not-for-profit organization of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the charitable organization.

Employment/Affiliations

•	An outside director shall not:

(i)	be or have been an employee of the Company or one of the Company’s affiliates within the last three years; or

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Company or one of the Company’s affiliates serves or has served on the compensation committee of a company that concurrently employs or employed the director.

•	An outside director may not have a family member who:

(i)	is an executive officer of the Company or one of the Company’s affiliates or has been within the last three years; or

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of the Company or one of the Company’s affiliates serves or has served on the compensation committee of a company that concurrently employs or employed such family member.

•	A director may not:

(i)	be a current partner or employee of a firm that is the Company’s internal or external auditor; or

(ii)	have been within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	An immediate family member of a director may not:

(i)	be a current partner of a firm that is the Company’s internal or external auditor; or

(ii)	be or have been within the last three years a partner or employee of such a firm and personally work or worked on the Company’s audit.

•	No member of the Audit Committee shall be an affiliated person of the Company.

Immaterial Relationships and Transactions

•

The Board of Directors may determine that a director is independent notwithstanding the existence of an immaterial relationship or transaction between the director and the Company or its affiliates, provided the Company’s Proxy Statement includes a specific description of the relationship as well as the basis for the Board of Directors’ determination that the relationship does not preclude a determination that the director is independent. Relationships or transactions between a director and the Company or its affiliates that comply with the Governance Guidelines including, but not limited to the sections Transactions with Directors, Loans to Directors, Loans to Executive Officers, and Investments, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Transactions with Related Persons

The Board of Directors has adopted a policy regarding the review of transactions between the Company and its related persons as a part of its Governance Guidelines, discussed in more detail in the Governance Guidelines section on page 5. Under the policy, the Board of Directors is responsible for reviewing such transactions with related persons. No director shall participate in any discussion of a transaction with a related person for which he or she or any member of his or her immediate family is a related person, except that the director shall provide all material information concerning the transaction with the related person to the Board of Directors. The policy also contains a list of categories of transactions that would be deemed “exempted” from the Board of Directors approval requirement.

Interaffiliate Transactions

The Company has engaged and expects to continue to engage in a variety of business arrangements with CBNA, a related person of the Company, and its affiliates (interaffiliate transactions). All material interaffiliate transactions, as well as material amendments or renewals, must be approved by the Audit Committee.

Omnibus Credit Agreement

During December 2009, the Company entered into an amendment (the Extension) of its Omnibus Credit Agreement with CBNA, which was originally set to expire on December 31, 2009. The Extension changed the expiration date of the Omnibus Credit Agreement from December 31, 2009 to January 31, 2010. In addition, the Extension lowered the maximum aggregate credit available under the Omnibus Credit Agreement from $30.0 billion to $10.5 billion, effective January 1, 2010.

On January 29, 2010, the Company entered into an Amended and Restated Omnibus Credit Agreement with CBNA. The Amended and Restated Omnibus Credit Agreement (as amended by Amendment No. 1 dated as of February 11, 2010 and as the same may be further amended, supplemented, restated or otherwise modified from time to time, the Amended and Restated Omnibus Credit Agreement), supersedes and replaces in its entirety the Omnibus Credit Agreement, dated November 30, 2000, between the Company and CBNA (Original Omnibus Credit Agreement) and was effective as of January 1, 2010.

The Amended and Restated Omnibus Credit Agreement currently provides up to $5.6 billion in aggregate credit for new borrowings, including separate tranches (with their own sublimits and pricing) for overnight funding, Federal Family Education Loan Program (FFEL Program) loan funding, private education loan funding and illiquid asset funding. The initial term of the Amended and Restated Omnibus Credit Agreement expires on December 30, 2010 and all new borrowings will be due and payable on or before this date. The cost of borrowing for overnight funding is based on the higher of the overnight federal funds target or overnight London Interbank Offered Rate (LIBOR), while the total cost of funding for other tranches is determined as follows:

	Interest Rate, based on one-month LIBOR plus	Fee on Undrawn Balance
FFEL Program Loans	75 basis points	30 basis points
Private Education Loans	450 basis points	200 basis points
Illiquid Assets	400 basis points on the first $600 million of funding and 655 basis points for supplemental funding (up to $1.1 billion in aggregate)	100 basis points

The Amended and Restated Omnibus Credit Agreement also requires (1) a pledge of most of the Company’s financial assets to secure the Company’s obligations; (2) a $57 million upfront commitment fee; and (3) a comprehensive package of representations, warranties, conditions, covenants (including a borrowing base and various other financial covenants) and events of default. CBNA’s consent is required for the release of pledged collateral for whole loan sales, securitizations, and participation in government funding programs, with the exception of the U.S. Department of Education (the Department) sponsored student loan-backed commercial paper conduit, Straight-A Funding, LLC (the Conduit), the Loan Participation Purchase Program (Participation Program) and Loan Purchase Commitment Program (Purchase Program), and certain specified securitizations completed in the first quarter of 2010.

The $9.5 billion of borrowings outstanding under the Original Omnibus Credit Agreement as of December 31, 2009 are subject to the same representations, warranties, conditions, covenants and events of default contained in the Amended and Restated Omnibus Agreement. These borrowings will continue to mature based on their originally contracted maturities, unless a change of control or an event of default, as defined by the Amended and Restated Omnibus Credit Agreement, occurs. A change of control is defined as any event that results in an entity other than CBNA or its affiliates owning more than 50% of the voting equity interest in the Company. If a change of control or an event of default (certain of which require explicit action by CBNA to effect an acceleration) under the Amended and Restated Omnibus Credit Agreement were to occur, all outstanding borrowings under the Original Omnibus Credit Agreement and all new borrowings under the Amended and Restated Omnibus Credit Agreement would become due and payable immediately.

The Company had outstanding short- and long-term unsecured borrowings with CBNA incurred under the terms of the Original Omnibus Credit Agreement of $5.1 billion and $4.4 billion, respectively, at December 31, 2009 and $12.7 billion and $10.1 billion, respectively, at December 31, 2008. The largest aggregate amount of principal outstanding during 2009 and 2008 was $23.7 billion and $25.5 billion, respectively. During the years ended December 31, 2009 and 2008, the Company incurred approximately $0.3 billion and $0.8 billion of interest, respectively. As of December 31, 2009 and 2008, the outstanding borrowings had contractual weighted-average interest rates of 2.4% and 3.3%, respectively.

Interest Rate Swap and Option Agreements

Historically, the Company maintained interest rate derivative and option agreements with CBNA, an investment-grade counterparty. The interest rate derivative agreements were used in an effort to manage the interest rate risk inherent in the retained interests in the Company’s off-balance sheet securitizations. The option agreements were designated as economic hedges to the floor income component of the residual interests. The Company closed out of these derivative positions during the fourth quarter of 2009 in anticipation of accounting changes effective January 1, 2010, which result in the consolidation of the Company’s previously unconsolidated securitizations and elimination of the related retained interests being hedged. The Company no longer maintains collateral with CBNA, which was previously required on these derivatives.

Following is a summary of derivative agreements with affiliates:

	December 31, 2008
		Fair Value
(Dollars in thousands)	Notional	Asset	Liability
Other LIBOR Based Swaps	$13,342,300	$37,361	$65,348
Interest Rate Floor Options	12,111,261	54,198	398,280

Student Loan Origination Agreement and Servicing Fees Earned

CitiAssist® Loans are originated and serviced under an intercompany agreement with CBNA. After final disbursement by CBNA, the Company purchases all qualified private education loans at CBNA’s carrying value at the time of purchase, plus a contractual premium. Total principal balances of CitiAssist Loans purchased by the Company were $1.8 billion and $1.5 billion for the years ended December 31, 2009 and 2008, respectively. Total premiums paid by the Company related to CitiAssist Loan purchases were $12.1 million and $9.9 million for the years ended December 31, 2009 and 2008, respectively. At December 31, 2009, the Company was committed to purchase CitiAssist Loans of $0.6 billion under this agreement.

The Company also earns loan origination and servicing revenue for work performed on CitiAssist Loans held by CBNA prior to purchase by the Company.

Facilities

CBNA provides the Company’s office facilities and furniture in Pittsford, New York, and in Stamford, Connecticut. During the years ended December 31, 2009 and 2008, the Company made payments of $2.2 and $2.6 million, respectively, for use of the Pittsford and Stamford facilities.

Salaries and employee benefits

The Company’s employees are covered under various benefit plans of Citigroup, which indirectly owns all of the stock of CBNA, including: (i) medical and life insurance plans that cover active, retired and disabled employees; (ii) defined benefit pension; (iii) dental; (iv) defined contribution plan; (v) salary continuance for disabled employees; and (vi) workers compensation. Citigroup charges the Company a fee calculated as a fixed percentage of total salaries. The Company also participates in various Citigroup stock-based compensation programs under which Citigroup stock or stock options are granted to certain of the Company’s employees. The Company has no stock-based compensation programs in which its own stock is granted. The Company pays Citigroup directly for participation in its stock-based compensation programs, but receives a capital contribution for those awards related to participation in the employee incentive stock option program. Employee benefit and stock based compensation fees were $7.5 million and $11.9 million during the years ended December 31, 2009 and 2008, respectively.

Servicing, Professional and Other Fees Paid

The Company’s loan portfolio consists of student loans originated under the FFEL Program through a trust agreement with CBNA and CitiAssist Loans. The majority of the loan originations and servicing work on the Company’s FFEL Program and CitiAssist Loan portfolios was performed under the provisions of agreements with affiliates of the Company, including Citibank (South Dakota), National Association. CBNA and certain of its affiliates also have various marketing arrangements with the Company. Fees associated with these arrangements totaled $64.1 million during 2009 and $62.3 million during 2008.

Other Interaffiliate Arrangements

Citigroup and its subsidiaries engage in other transactions and servicing activities with the Company, including cash management, data processing, telecommunications, payroll processing and administration, facilities procurement, underwriting and others. Fees for these services were $11.3 million and $13.2 million during the years ended December 31, 2009 and 2008, respectively.

Communications with the Board of Directors

Stockholders or other interested parties who wish to communicate with a member or members of the Board of Directors may do so by addressing their correspondence to the Board of Directors member or members, c/o the Corporate Secretary, The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Financial Professionals governing the principal executive officers of the Company and all Company professionals serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics for Financial Professionals is available on the Company’s website at www.studentloan.com. Click on “Investor Relations”, “Board and Management” and then “Code of Ethics for Financial Professionals.” It is listed as an Exhibit to the Company’s Annual Report on Form 10-K. The Company intends to disclose amendments to, or waivers from, the Code of Ethics for Financial Professionals, if any, on its website.

Code of Conduct

The Board of Directors has adopted a Code of Conduct, which outlines the principles, policies and laws that govern the activities of the Company and its employees, agents and representatives and establishes guidelines for professional conduct in the workplace. Every employee is required to read and follow the Code of Conduct. A copy of the Code of Conduct is available on the Company’s website at www.studentloan.com. Click on “Investor Relations”, “Board and Management” and then “Code of Conduct”.

Ethics Hotline

The Company strongly encourages employees to raise possible ethical issues, and offers several channels by which employees and third parties may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. The Company also participates in the Ethics Hotline that is maintained by Citigroup and is available 24 hours a day, seven days a week with a dedicated email address, fax line and web-link. Individuals may choose to remain anonymous. The Company prohibits retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations. Calls to the Ethics Hotline are received by a third party vendor, which reports the calls to Citigroup’s Ethics Office of Global Compliance for review and investigation.

STOCK OWNERSHIP

The Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who served in such capacities as of December 31, 2009 (named executive officers) and current directors owned, as of March 15, 2010, the number of shares of the Company’s common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and named executive officers of the Company as a group beneficially own less than 1% of the total shares of common stock outstanding.

Name / Position	Shares of SLC Common Stock
Vikram A. Atal, Director	0
James L. Bailey, Director	0
Gina Doynow, Director	0
Rodman L. Drake, Director	123
Richard Garside, Director	0
Glenda B. Glover, Director	0
Joseph P. Guage, Vice President and Chief Financial Officer(1)(2)	0
Evelyn E. Handler, Director	0
Laurie A. Hesslein, Director(3)	0
Christine Y. Homer, Vice President, Secretary and General Counsel	0
Patricia A. Morris, Vice President and Chief Risk Officer	0
Loretta Moseman, Director(4)	0
Scot H. Parnell, Vice President and Chief Financial Officer(1)	0
Michael J. Reardon, Chief Executive Officer, President and Director	0
Kevin L. Thurm, Director(3)	0
John Vidovich, Vice President and Executive Sales Director	0
Noelle Whitehead, Controller and Chief Accounting Officer(2)	0
All current directors and executive officers as a group (17 persons)	123

(1)	Mr. Parnell resigned his position as Chief Financial Officer effective February 12, 2010. Mr. Guage was appointed Interim Chief Financial Officer effective February 12, 2010.

(2)	Mr. Guage was appointed Chief Financial Officer effective March 8, 2010. Ms. Whitehead was appointed Controller and Chief Accounting Officer effective March 19, 2010 and replaced Mr. Guage in these capacities.

(3)	Mr. Thurm resigned his position as Director effective October 16, 2009 and Laurie A. Hesslein was appointed to fill this Board of Director position, effective March 15, 2010.

(4)	Ms. Moseman resigned her position as Director effective March 16, 2010.

Certain Other Share Owners

CBNA and Artisan Partners Limited Partnership (Artisan Partners) are the only persons known by the Company to own beneficially more than 5% of the Company’s outstanding common stock as of December 31, 2009.

Name and Address of Beneficial Owner	Shares	Percent of Class
CBNA 399 Park Ave New York, NY 10043	16,000,166	80.0%
Artisan Partners 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,023,841	5.1%

Citicorp is the sole stockholder of CBNA and Citigroup is the sole stockholder of Citicorp. Each of CBNA, Citicorp and Citigroup has shared voting power and shared dispositive power with respect to 16,000,266 shares, which includes an additional 100 shares held by Citigroup.

As publicly disclosed in its Schedule 13G filing dated February 11, 2010, as of December 31, 2009, Artisan Partners Holdings LP and Artisan Investment Corporation had shared dispositive investment authority over 1,023,841 shares. Artisan Partners Limited Partnership and Artisan Investments GP LLC had shared dispositive investment authority over 1,011,441 of these shares. The shares are owned by certain of Artisan Partners’ discretionary investment clients, none of whom individually owns shares in an amount equal to or in excess of 5% of the Company’s outstanding stock. Artisan Partners Limited Partnership and Artisan Holdings LP are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. Artisan Investments GP LLC is the general partner of Artisan Partners Limited Partnership. Artisan Holdings LP is the sole limited partner of Artisan Partners Limited Partnership. Artisan Investment Corporation is the general partner of Artisan Holdings LP. ZFIC, Inc., is the sole stockholder of Artisan Investment Corporation. Andrew A. and Carlene M. Ziegler are the principal stockholders of ZFIC, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding common stock, to file with the SEC and the NYSE initial reports of ownership, reports of changes in ownership and annual reports of ownership of common stock. Such directors, officers and 10% stockholders are also required to furnish the Company with copies of all such filed reports.

Based on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its directors, officers and 10% shareholders timely filed all required reports, if any, under Section 16(a) during 2009.

BOARD OF DIRECTORS

Nomination of Directors

The Board of Directors has not established a separate standing nominating committee. Since 80% of the Company’s voting power is held by CBNA, the Company is considered a “controlled company” pursuant to the NYSE corporate governance rules and therefore is not required to have a separate standing nominating committee. In light of the Company’s status as a controlled company, the Board of Directors believes that it is appropriate not to have a separately designated nominating committee and therefore, the Company does not have a nominating committee charter. The Board of Directors as a whole performs the functions that would typically be performed by a nominating committee.

The Chairman of the Board of Directors initially considers all qualified independent director candidates identified by members of the Board of Directors, by senior management, by stockholders or by a search firm. Stockholders who would like to propose an independent director candidate for consideration by the Board of Directors may do so by submitting the candidate’s name, resume and biographical information to the attention of the Corporate Secretary, The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901. All proposals for nomination received by the Corporate Secretary will be presented to the Chairman of the Board of Directors for consideration. Based on the Chairman’s assessment of each candidate’s independence, skills and qualifications, and after consultation with the Compensation Committee, the Chairman of the Board of Directors makes recommendations regarding potential independent director candidates to the Board of Directors. The Chairman of the Board of Directors and the Board of Directors follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors and members of senior management.

CBNA, the holder of the majority of the Company’s outstanding common stock, makes recommendations regarding all potential director candidates to the Board of Directors other than the independent director candidates recommended by the Chairman of the Board of Directors, as described above.

The Board of Directors reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed and approved by the Board of Directors:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•

Whether the candidate has had broad business, governmental, not-for-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making.

•	Whether the candidate has special skills, expertise and background that adds to and complements the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board of Directors is called upon to make.

•

Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of the Company’s stockholders and its other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or routine way.

As stated above, Mr. Bailey, Mr. Drake, Dr. Glover and Dr. Handler are independent in accordance with the standard of independence according to the Directors Independence Standards as set out in the Company’s Governance Guidelines and the corporate governance rules of the NYSE.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors consists of nine members and one vacancy.

The Company’s directors are divided into three classes. The directors of each class serve for a term of three years. Of the current members, Dr. Glenda B. Glover, Laurie A. Hesslein and Michael J. Reardon serve for a term expiring at this Annual Meeting; Mr. James L. Bailey, Ms. Gina Doynow, Mr. Rodman L. Drake and Mr. Richard Garside serve for a term expiring at the Annual Meeting in 2011; and Mr. Vikram A. Atal and Dr. Evelyn Handler serve for a term expiring at the Annual Meeting in 2012.

If any nominee is unable to serve out his or her term, the Board of Directors may appoint a successor to fill the unexpired portion. In a non-contested election, each nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR each of the named nominees.

Director Qualifications

The nominees for and the members of the Board of Directors each have the qualifications and experience to focus on the complex issues confronting student lending companies such as the Company in this highly challenging economic environment. The Company’s Board of Directors consists of individuals with the skills, experience and background necessary to enable the Company to take the right steps to solve problems arising in connection with the current economic environment and the complex financial and regulatory issues that the Company faces.

The nominees for and the members of the Board of Directors listed below are executives in business, the financial community and academia because of their intellectual acumen, analytic skills, and their records of outstanding accomplishments over a period of decades. Each has been chosen in part because of his or her ability and willingness to ask difficult questions, understand the Company’s unique challenges and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees for and members of the Board of Directors has a long record of professional integrity, a dedication to his or her profession and community, and a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill one’s professional obligations.

In evaluating the composition of the Board of Directors, effort is given to finding and retaining individuals who, in addition to having the qualifications set forth in the Company’s Governance Guidelines, have the skills, experience and abilities necessary to meet the Company’s unique needs as a highly regulated financial services company serving the student lending and higher education communities. Thus, the Board of Directors includes members who have deep financial services backgrounds; experienced industry leaders with proven financial and banking sector experience, including operating businesses highly dependent on technology and subject to extensive regulation; experienced academic administrators with proven understanding of the issues facing higher education financing; members with finance and accounting expertise; members with experience in understanding how various elements of compensation can be used to motivate and reward executives and drive performance while not encouraging undue risk or merely short-term goals; and members with familiarity with governance issues and the impact that governance policies have on the functioning of a company.

Director Information

The following information with respect to each director and director nominee is set forth below: name, age, positions and offices held, principal occupation, certain other of the director’s activities; specific qualifications and skills to fulfill the role of director of the Company; and term of office as director. Mr. Atal, Mr. Garside, Ms. Doynow, Ms. Hesslein and Mr. Reardon are officers of Citigroup or its subsidiaries (Citi).

Nominees for Director

For Terms Expiring in 2013

Glenda B. Glover, 57

Glenda B. Glover is an experienced business executive and academic administrator and has been nominated to serve on the Board of Directors because of her expertise in financial reporting, accounting, taxation, corporate governance, compensation, risk management and consumer financial services. Dr. Glover has been the Dean of the College of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Through her experience as an accounting professor and academic administrator, she has gained valuable insight and knowledge in the areas of accounting policy and corporate governance.

In addition, Dr. Glover possesses practical business experience as a senior finance executive and through her experience as a board member with other financial services companies. From 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover is a member of the Board of Directors of Lenox Group, Inc. where she is a member of the Audit Committee. Dr. Glover is a member of the Board of Directors of Alpha Kappa Alpha Sorority, Inc., where she serves as National Treasurer. She also serves on the Advisory Board for Regions Bank of Mississippi and has previously served as Chairman of the Board of Commissioners of the Jackson (MS) Municipal Airport Authority and as a Board Examiner for the American Institute of Certified Public Accountants.

Dr. Glover earned her Ph.D. in economics and business from George Washington University and her J.D. from Georgetown University Law Center. She received her BS in Mathematics from Tennessee State University and her MBA in Accounting from Clark-Atlanta University.

Dr. Glover has been a director of the Company since May 1998.

Laurie A. Hesslein, 50

Laurie A. Hesslein is an experienced business executive and has been nominated to serve on the Board of Directors because of her expertise in the areas of financial services, investment management, business reengineering and risk management. Ms. Hesslein currently serves as the Strategic Relationship Manager at Citi for the Morgan Stanley Smith Barney Joint Venture within Citi Holdings and is also a Managing Director of Citigroup Global Markets, Inc. She was Citigroup’s transition lead for the formation of Morgan Stanley Smith Barney in 2009. Ms. Hesslein was a member of Citigroup’s corporate productivity improvement and reengineering team in 2008, where she worked across many Citigroup businesses to improve revenue and client profitability through pricing optimization and the sharing of other related best practices.

From 2005 to 2008, Ms. Hesslein was Smith Barney’s Chief Administrative Officer and was responsible for general business management of the Private Client Group including leading the firm’s client and field experience initiatives, technology strategy, and business risk and control . Ms. Hesslein joined Salomon Smith Barney in April 1995. Prior to her role as Chief Administrative Officer, her responsibilities included Director of Investment Product management and distribution, the development of Smith Barney’s wealth management offering, restructuring of the corporate client group businesses, and business integrations and divestitures.

Ms. Hesslein is the President and a director of the MSSB Global Impact Funding Trust, Inc. (MSSB GIFT, Inc.), the 501(c)(3) public charity which hosts MSSB GIFT, a donor-advised fund. In her capacity as a director of a public charity, she has gained corporate governance experience. From 2006 to 2010, she was a director of the $6 billion Consulting Group Capital Markets Funds.

Ms. Hesslein received her BA in Economics from the University of Pennsylvania in 1981.

Ms. Hesslein has been a director of the Company since March 2010.

Michael J. Reardon, 53

Michael J. Reardon is an experienced financial services executive and has been nominated to serve on the Board of Directors because of his extensive expertise in the areas of financial services, consumer finance, strategic planning, capital markets, financial reporting, compensation, mergers and acquisitions and risk management. Mr. Reardon has been the Chief Executive Officer of the Company since July 2004 and was appointed Chairman of the Board of Directors of the Company in January 2006. He has been the President of the Company since February 2005. In his role as President and Chief Executive Officer of the Company, he has gained unique knowledge and valuable insight with respect to the issues currently facing the Company.

In addition, Mr. Reardon has broad and significant experience in the financial services industry. Prior to assuming his current duties, Mr. Reardon served as Acting Chief Financial Officer of the Company from January 2004 to April 2004. Prior to these positions, Mr. Reardon was the Chief Financial Officer of Citigroup’s Consumer Assets Division from April 2002 to July 2004. His previous roles include Chief Administrative Officer for the Citigroup Consumer Finance and Consumer Assets Division from December 2000 to April 2002; Managing Director of Citigroup’s Strategy and Business Development Group from January 1999 to April 2002; Travelers Group Managing Director of Financial Planning and Analysis from June 1996 to December 1998; and Managing Director of High Yield Leverage Finance for Salomon Smith Barney from May 1994 to May 1996.

Mr. Reardon received his BA from Amherst College, and his MBA from New York University. He has been a participant in the Duke University Executive Management Program.

Mr. Reardon has been a director of the Company since July 2004.

Continuing Directors

For Terms Expiring in 2012

Vikram A. Atal, 54

Vikram A. Atal is an experienced financial services executive. He is currently an Executive Vice President of Citi. From 2005 to 2008, he served as Chief Executive Officer of the Citi Cards franchise across the U.S. and Canada, which served 150 million customers and clients with a full range of card and related products. Between 2001 and 2005, Mr. Atal was the Executive Vice President responsible for the Partnership segment in Citi Cards. Through this experience, Mr. Atal has gained extensive expertise in financial services, consumer finance, risk management, compensation and regulatory compliance. In addition, Mr. Atal has significant experience in financial planning, financial reporting and accounting through his previous experience in senior finance roles and in public accounting. Prior to 2001, he served as the Chief Financial Officer for Citi Cards and held a variety of senior finance positions within Citigroup. Prior to joining Citigroup in 1986, Mr. Atal worked for Price Waterhouse in New York and Touche Ross & Co. in London.

Mr. Atal received his BA in Mathematics from St. Stephen’s College, Delhi, India, and his BS from the London School of Economics, with a specialization in Finance. Mr. Atal is a Fellow of the Institute of Chartered Accountants of England and Wales.

Mr. Atal has been a director of the Company since March 2008.

Evelyn E. Handler, 76

Evelyn E. Handler is an experienced leader in the world of academia with valuable insight and knowledge with respect to the academic community, its financing issues and strategic perspectives. Dr. Handler served as the Executive Director and Chief Executive Officer of the California Academy of Sciences from 1994 to 1997. Prior to joining the California Academy of Sciences, Dr. Handler served as a Research Fellow and as an Associate of the Graduate School of Education at Harvard University, and as a Senior Fellow at The Carnegie Foundation for the Advancement of Teaching. She served as President of Brandeis University from 1983 to 1992, and as President of the University of New Hampshire from 1980 to 1983. Previously, she was Dean of Sciences and Mathematics and professor of biological sciences at Hunter College. These experiences also provided her with broad experience in corporate governance and compensation matters. From 1999 through 2004, Dr. Handler was the President of Merrimack Consultants LLC, which provided her with additional experience in strategic planning.

A graduate of Hunter College, Dr. Handler earned her M.Sc. and her Ph.D. degrees from New York University and her J.D. from Pierce Law. She has written extensively on myelogenous leukemia research. Dr. Handler is a Fellow of the American Association for the Advancement of Science and of the New York Academy of Sciences. Additionally, she was elected to the Board of Governors of the New York Academy of Sciences in 1979. She holds honorary degrees from the University of Pittsburgh, Rivier College and Hunter College.

Dr. Handler has been a director of the Company since April 1993.

For Terms Expiring in 2011

James L. Bailey, 64

James L. Bailey is an experienced business executive with expertise in financial services, consumer finance, regulatory compliance, organizational and operational efficiency and risk management. Mr. Bailey was Chief Operating Officer of U.S. Trust Corporation, from January 2002 to March 2007, where he was responsible for product management, operations and technology, private banking, marketing and institutional business. He also served as a member of the Executive Committee of The Charles Schwab Corporation from January 2004 to March 2007.

Prior to that, Mr. Bailey served as a consultant to various financial organizations in the areas of strategy, organizational planning, consumer marketing, financial modeling, Six Sigma quality and credit and risk management. Additionally, he held various management positions within CBNA from 1972 to 2000, retiring as Executive Vice President and Group Executive.

Mr. Bailey currently serves on the Advisory Board for the College of Arts and Sciences at New York University. He previously served on the board of directors of the Visiting Nurse Service of New York and on the board of directors of Bowling Green State University Foundation. In these capacities, Mr. Bailey has gained further experience in corporate governance.

Mr. Bailey received a BS in Mathematics from Bowling Green State University and an MS in Mathematics from New York University Courant Institute.

Mr. Bailey has been a director of the Company since November 2007.

Gina Doynow, 51

Gina Doynow is an experienced business executive with unique expertise in community affairs and regulatory compliance. Ms. Doynow is the North American Community Relations Director for Citi. Working across Citigroup businesses, the Citi Foundation and with community organizations, she is responsible for the implementation of Community Relations strategies across the U.S., Puerto Rico, Guam and Canada. In her previous role she served as Executive Vice President for North America Credit Card Services, as Director of Industry Practices. This group included Regulatory and Association Relations, as well as Business and Privacy Practices.

Since joining Citigroup as a Management Associate in 1988, Ms. Doynow has held a number of operations, risk, and marketing positions within the Retail Bank and Card Services divisions. These included Enhancement Services Business Head, Senior Director of US Financial Sector partnerships and the Canada Card Market, Fraud Policy Director, as well as Business Manager for the US College Credit Card Unit. From 1995 through 1997, she also served as Citigroup’s Representative to the MasterCard International Security Committee. These roles give Ms. Doynow valuable insight in the areas of consumer finance, risk management and operational strategy.

Ms. Doynow has broad corporate governance experience through her roles as a member of the Advisory Board for the Center for Consumer Financial Services Advisory Board at RIT and Neighborhood Housing Services of NYC and as a member of the Economic Club of NY. She also serves as Treasurer of the 233 West 99th Street Coop Board. She was previously a member of the Citicorp Credit Services, Inc. board of directors.

Ms. Doynow earned her undergraduate degree at the University of Virginia and her MBA at New York University.

Ms. Doynow has been a director of the Company since August 2005.

Rodman L. Drake, 67

Rodman L. Drake is an experienced business executive with extensive expertise in financial services, financial reporting, strategic planning and risk management. Mr. Drake has acted as Managing Director of CIP Management, a private equity group which he co-founded, since 1997. During 2009, Mr. Drake was named Chairman, President and Interim Chief Executive Officer of Crystal River Capital as well as chair of the special committee of its board of directors formed to explore strategic alternatives for the company with the assistance of outside advisors. This role, as well as his role as a director of Apex Silver from 2006 to 2009, has given Mr. Drake valuable knowledge and insight in the areas of mergers and acquisitions and business restructuring.

Mr. Drake also has broad corporate governance experience gained from his role as a director for numerous organizations. He is Chairman of the Helios Funds, a family of bond and asset-backed securities funds, where he is a member of the audit and compensation committees. He is Chairman and Trustee of the Columbia Atlantic Funds, sponsored by Bank of America Corporation, where he is a member of the governance committee. He is a director of Jackson Hewitt Tax Service, Inc., where he serves on the corporate governance and compensation committees. Mr. Drake is also a director of Celgene Company, a global biotechnology company where he is a member of the governance and compensation committees. Mr. Drake was a Trustee of Excelsior/Laudus Funds from 2005 to 2007, and a director of Parsons Brinkerhoff Inc. from 1995 to 2008.

Active in community service, Mr. Drake is a director and treasurer of the Animal Medical Center of New York. From 1988 to 1993, he was a trustee of the Lebanese-American University in Beirut, Lebanon.

Mr. Drake received his BA from Yale University and his MBA from Harvard Business School.

Mr. Drake has been a director of the Company since April 2005.

Richard Garside, 50

Richard Garside is an experienced business executive with unique expertise in service delivery and technology. Mr. Garside is Executive Vice President and Co-Head of Operations and Technology for Citi. Operations and Technology’s 114,000 employees are responsible for multiple functions at Citigroup, including customer services, transaction services, collections, fraud prevention and other shared services, as well as all technologies required to support the Citigroup businesses. Mr. Garside previously served as Chief Operating Officer for Citigroup’s North America Consumer businesses and as Chief Operating Officer for Citi Cards Business.

Mr. Garside began his career with Citibank in 1981 in Sioux Falls, South Dakota as part of the Citi Cards Business. Between 1984 and 1998, Mr. Garside served First USA as a Senior Vice President leading its Service Operations. He rejoined Citigroup in September 1998.

Mr. Garside also has corporate governance and community affairs experience from his role as a member of the Board of Directors of Citibank (South Dakota), National Association, and the University of Sioux Falls. He is on the Georgia Tech Advisory Board and the Advisory Board of the I.M. Sulzbacher Center for the Homeless in Jacksonville, FL.

Mr. Garside received his BA in Business Administration from the University of Sioux Falls.

Mr. Garside has been a director of the Company since May 2007.

Board of Directors Meeting Data

There were eight meetings of the Board of Directors during 2009. Of the eight meetings, each of the Board members have attended at least seven meetings and reached the 75% attendance threshold required by the Governance Guidelines. Of the then nine directors, eight attended the annual meeting held on May 14, 2009.

Meetings of Non-Management Directors

The Company’s non-management directors generally meet in executive session without any management directors in attendance prior to regularly scheduled Board of Directors meetings, which are generally five times each year, and, if the Board of Directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant.

Board Leadership Structure

The position of Chairman of the Company’s Board of Directors is currently held by the Company’s Chief Executive Officer. The decision as to who should serve as chairman and who should serve as Chief Executive Officer, as well as whether these positions may be held by the same individual, is the responsibility of the Board of Directors. The members of the Board of Directors have considerable experience and knowledge concerning the challenges and opportunities which the Company faces. There is efficiency in having the current Chief Executive Officer also serve as Chairman of the Board of Directors, particularly in light of the fact that the Company is a controlled company and due to the strategic issues currently facing the Company. Independent directors chair the Board of Directors committees. While the Board of Directors does not have a lead independent director, each of its committees is composed entirely of independent members of the Board of Directors, and these committees meet quarterly in executive sessions. Pursuant to the Company’s By-Laws, the Board of Directors may elect a different Chairman as well as a Vice Chairman of the Board of Directors when it considers such an action to be in the best interests of the Company.

Certain Board of Directors Committees

The Board of Directors has a standing Audit Committee and a standing Compensation Committee. As discussed above, it does not have a separate standing nominating committee.

Audit Committee

The principal function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter. The Board of Directors delegated the authority to review and approve material inter-affiliate agreements to the Audit Committee. The Audit Committee, which during 2009 included Dr. Glover (Chairperson), Mr. Bailey, Mr. Drake and Dr. Handler, had eleven meetings in 2009.

Mr. Drake, an independent director, is an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K and has been so designated by the Board of Directors. Dr. Glover, an independent director and the Audit Committee Chairperson, also qualifies as an “audit committee financial expert”.

The Board of Directors has adopted the Audit Committee Charter (attached as Annex B). The Audit Committee Charter is also available on the Company’s website at www.studentloan.com or upon request to the Company’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

Compensation Committee

The principal functions of the Compensation Committee are reviewing and recommending to the Board of Directors of the Company the compensation structure for senior management of the Company, approving broad-based and special compensation plans across the Company, regularly reviewing the Company’s management resources, succession planning and development activities, as well as the performance of senior management, and evaluating information concerning such matters as competitive compensation levels and employee benefits. The Compensation Committee, which, during 2009, included Mr. Drake (Chairperson), Mr. Bailey, Dr. Glover and Dr. Handler, had six meetings in 2009.

The Board of Directors adopted the Compensation Committee Charter (attached as Annex C). The Compensation Committee Charter is also available on the Company’s website at www.studentloan.com or upon request to the Company’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

Board’s Role in Risk Oversight

At each quarterly meeting of the Board of Directors, the directors receive a report from the Audit Committee, which includes discussion of any strategic risk matters for discussion by the Board of Directors. The Audit Committee’s role is one of oversight, recognizing that management is responsible for executing the Company’s risk management policies. The Audit Committee’s responsibilities include overseeing policy standards and guidelines for risk assessment and risk management for the Company; consulting with management concerning the Company’s major credit, market, liquidity and operations risk exposures and the steps management has taken or proposes to take to control such exposures; and consulting with management on the effectiveness of risk identification, measurement and monitoring processes and the adequacy of staffing and action plans, as needed.

The Compensation Committee of the Board of Directors reviews compensation programs and considers whether such programs could encourage unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Drake, as Chairperson, Mr. Bailey, Dr. Glover and Dr. Handler. During 2009, none of the Compensation Committee members: (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company; or (iii) had any material transactions with related persons. In addition, none of the executive officers of the Company served as: (i) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (ii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of the Company’s directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, officer, or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

Directors’ Compensation

Directors’ compensation is determined by the Board of Directors pursuant to the Company’s Governance Guidelines. During 2009, directors who were not employees of the Company or affiliated companies received an annual fee of $75,000 for service on the Board of Directors; an additional annual fee of $15,000 for service on the Compensation Committee; and an additional annual fee of $20,000 for service on the Audit Committee. The Chairperson of the Audit Committee received an additional annual fee of $25,000, and the Chairperson of the Compensation Committee received an additional annual fee of $10,000 for their respective services performed. The designated “audit committee financial expert” received an additional annual fee of $10,000 for his services performed. Directors who are employees of the Company or affiliated companies do not receive any fees or additional compensation for services as members of the Board of Directors or any committee. All directors are reimbursed for travel and other related expenses.

The following table provides information on 2009 compensation for non-employee directors:

Director	Fees earned or paid in cash
James L. Bailey	$110,000
Rodman L. Drake(1)	130,000
Glenda B. Glover(2)	135,000
Evelyn E. Handler	110,000

(1)	Mr. Drake received an additional $10,000 as Chairperson of the Compensation Committee and an additional $10,000 as the Audit Committee financial expert.

(2)	Dr. Glover received an additional $25,000 as Chairperson of the Audit Committee.

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of the Company are set forth below. Officers serve at the pleasure of the Board of Directors.

Name	Age	Position and Office Held
Michael Reardon	53	Chairman, Chief Executive Officer and President
Joseph Guage (1) (2)	41	Vice President and Chief Financial Officer
Scot Parnell (1)	41	Vice President and Chief Financial Officer
Christine Homer	43	Vice President, Secretary and General Counsel
Patricia Morris	50	Vice President and Chief Risk Officer
John Vidovich	47	Vice President and Executive Sales Director
Noelle Whitehead (2)	35	Controller and Chief Accounting Officer

(1)	Effective February 12, 2010, Mr. Parnell resigned his position as Chief Financial Officer and Mr. Guage was appointed Interim Chief Financial Officer.

(2)	Mr. Guage was appointed Chief Financial Officer effective March 8, 2010. Ms. Whitehead was appointed Controller and Chief Accounting Officer effective March 19, 2010 and replaced Mr. Guage in these capacities.

For information with respect to Mr. Reardon, see Nominees for Director beginning on page 17.

Mr. Guage assumed the role of Chief Financial Officer effective March 8, 2010. Mr. Guage had been the Company’s Controller and Chief Accounting Officer since August 2007. From May 2006, when Mr. Guage joined the Company, until August 2007, he held the position of Assistant Controller with primary responsibility for Corporate Reporting and Accounting Policy. Prior to joining the Company, Mr. Guage worked for Eastman Kodak Company from March 2000 to May 2006, where he served in a number of capacities, including, Director of Accounting for Mergers & Acquisitions, Finance Director for Global Equipment Manufacturing, and Director of External Reporting and Accounting Policy. Prior to that, Mr. Guage worked for Bausch & Lomb. Mr. Guage is a CPA.

Mr. Parnell resigned from the Company effective February 12, 2010, in order to pursue other opportunities. Mr. Parnell joined the Company in August 2006 as the Director of Financial Planning and Analysis and Corporate Strategy and was appointed as Chief Financial Officer effective February 29, 2008. Prior to his employment at the Company and since 2001, Mr. Parnell held various positions within Citigroup including Chief Financial Officer of Consumer Lending Group Treasury within Global Consumer Group Treasury as well as Director of Finance and Director of Strategic Initiatives for the Consumer Asset Group. Before joining Citigroup, Mr. Parnell held various positions within MetLife, Inc., Browning Ferris Industries, Inc. and Arthur Andersen LLP. Mr. Parnell is a CPA.

Ms. Homer joined the Company in March 2006 as Vice President, Secretary and General Counsel. From June 2004, she served as corporate counsel to Women and Company and General Counsel to the Citibank Retail Distribution Group proprietary funds transfer business. From 1999 to 2004, Ms. Homer was a member of Citigroup’s Corporate Mergers and Acquisition Legal Department where she focused on transactions for the global consumer businesses; she served as Interim Head of the department from 2002. Ms. Homer joined Citigroup in 1997. Ms. Homer is a graduate of New York University School of Law and serves as a director on the Board of the Law School’s Alumni Association.

Ms. Morris joined the Company in September 2005 as a director in its Risk Department. She was appointed Chief Risk Officer effective May 15, 2007. Prior to joining the Company, Ms. Morris spent 13 years at SLM Corporation, most recently as a Vice President, with responsibility for credit and loan loss reserve policy, program and product profitability analyses and borrower behavior analysis.

Mr. Vidovich assumed the role of Executive Director of Sales for the Company effective February 29, 2008. Mr. Vidovich is a seasoned student lending professional, with over 20 years of experience in the industry. He joined the Company over ten years ago and has held a variety of roles including Director of East District Sales, Director of Strategic Alliances and Director of Government Affairs.

Ms. Whitehead was appointed Controller and Chief Accounting Officer effective March 19, 2010. Ms. Whitehead joined the Company in August 2006 as Director of Corporate Reporting and since August 2007 has served as its Assistant Controller with primary responsibility for Corporate Reporting and Accounting Policy. Prior to joining the Company, Ms. Whitehead spent three years at Emisphere Technologies, Inc. in various roles, including Chief Accounting Officer, Assistant Controller and Manager of Financial Accounting. Prior to that, Ms. Whitehead worked at Primedia, Inc., FortuneCity.com, and Deloitte and Touche LLP. Ms. Whitehead is a CPA.

Compensation Discussion and Analysis

Objectives of the Company’s executive compensation programs

The Company rewards its senior executives according to its longstanding philosophy of compensating them for objectively demonstrable performance. The Company compensates its executives based not only on how its business performs from a financial standpoint, but also on how the Company does business. Superior performance encompasses achievement of financial goals as well as objective excellence in other key areas.

As a controlled company, the Company participates in various Citigroup compensation plans and programs. For example, the Company participates in Citigroup stock-based compensation programs under which Citigroup stock or stock options are granted to the Company’s employees. The Company has no stock-based compensation programs in which its own stock is granted. In addition, the named executive officers are eligible to participate in the Citigroup Pension Plan and the Citigroup 401(k) plan, which are tax-qualified retirement plans available to all eligible U.S. Citigroup employees. Accordingly, except where otherwise noted, all references to plans and programs herein are to Citigroup plans and programs. For more information on these plans, see Compensation Structure on page 27. The Citigroup Pension Plan ceased cash balance accruals for all eligible participants, including the named executive officers, effective December 31, 2007. Eligible Company employees received a matching contribution for 2009 under the Citigroup 401(k) plan.

The Company desires to attract and retain the best talent, motivate and reward executives to perform by linking incentive compensation to demonstrable performance-based criteria, align the long-term interests of management with those of shareholders, and provide compensation at levels that are competitive with those of other executives in the financial services market.

The Company’s compensation plans and programs are designed to encourage employees, including its named executive officers, to strive to achieve strategic goals and objectives while encouraging prudent decision making in an effort to improve performance and avoid unnecessary and excessive risk.

The compensation programs are designed to effect the following in connection with the Company:

•	Discourage unnecessary or excessive risk-taking

Programs should be designed to avoid unnecessary or excessive risks that can harm the Company while encouraging appropriate entrepreneurial activity to improve the Company’s performance.

•	Facilitate competitiveness

Compensation structure and amounts should be competitive within the financial services market. Compensation programs must support the attraction and retention of talented employees. The Company should provide fixed compensation at a level commensurate with the market.

•	Enhance Company franchise value

Compensation should align the long-term interests of management with stockholders by having them share both upside opportunities and downside risk. The Company’s compensation structure must support and promote company integrity and stability by encouraging sustainable business performance and long-term retention of key employees.

•	Reward performance over an appropriate period

Compensation should be determined annually based upon performance against business scorecard objectives; therefore, compensation levels will vary annually. Additionally, a portion of each senior executive’s compensation should be deferred into long term compensation programs in order to achieve an appropriate balance of incentives, taking into consideration both short term and long term business objectives.

•	Promote meritocracy by recognizing employee contributions

Individual compensation decisions should be differentiated based on financial and non-financial performance and reflect current or prospective contributions to the value of the Company. Unit and corporate goals should be balanced depending on an individual’s role within the organization. Compensation awards should vary considerably depending on actual contribution and performance.

Compensation Structure

Set forth below is a discussion of each element of compensation, the reason that each element is provided, and how that element fits into the Company’s overall compensation philosophy.

Base Salary

Base salary, while not exclusively linked to performance, is necessary to compete for and retain talent and is only one component of total compensation for the Company’s named executive officers. Consistent with the Company’s compensation philosophy, base salary is determined by considering several factors, including the individual’s experience, performance, position, and tenure with the Company, and internal and external pay equity.

To remain competitive, Citigroup restructured total compensation in 2009 by increasing base salaries for some employees with a corresponding decrease in incentive opportunities. The base salary shift, including with respect to the Company’s named executive officers, was effective July 1, 2009. The Company believes that the base salaries of its named executive officers are consistent, on an aggregate basis, with those provided to executives in the overall financial services markets.

Incentive Compensation

As is traditional in the financial services industry, each of the Company’s executives’ total compensation generally includes a discretionary incentive opportunity. Historically, the Company’s incentive pools, as a controlled company, have been based on the performance of the respective business as well as the performance of Citigroup as a whole and competitive market position. The Company determines awards for individual named executives after evaluation of their individual accomplishments for the year as discussed in more detail below. Generally, a portion of incentive compensation is paid in the form of an annual cash bonus, and the remainder is paid in the form of a deferred award that vests over several years. The cash portion rewards short-term performance, while the equity portion increases retention and rewards the Company’s sustained growth that is linked directly to the enhancement of shareholder value. As described more fully in the General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table on page 37, incentive payments paid in respect of 2009 performance were paid in a combination of cash, common stock equivalents (CSE), deferred cash and restricted stock, except with respect to Mr. Reardon, who, as a result of having met certain age and service requirements, received a combination of cash and a CSE award.

Citigroup Employee Option Grant Program

In October 2009, Citigroup granted options to acquire Citigroup stock to certain of its employees, including the Company’s named executive officers. These option grants were awarded on a discretionary basis and were made to incentivize and retain employees. Options were granted in lieu of restricted stock, which has traditionally been the form of equity awards granted to employees, because, with options, employees only realize value if shareholders realize value. The terms of these grants are described in more detail in the General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table on page 37.

Health and insurance plans

The named executive officers are eligible to participate in Citigroup-sponsored U.S. benefit programs, offered on the same terms and conditions as those made available to salaried employees. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that employees have access to healthcare as well as income protection for themselves and their family members. Under Citigroup U.S. medical plans, the subsidies paid by Citigroup are dependent upon the employee’s compensation. Higher compensated employees pay higher premiums, and therefore receive fewer subsidies from Citigroup than lower compensated employees.

Retirement and other deferred compensation plans

The Company does not sponsor supplemental executive retirement plans or SERPs for any of its named executive officers. The named executive officers are eligible to participate in the Citigroup 401(k) Plan, which is a broad-based, tax-qualified retirement plan available to all eligible U.S. company employees. The purpose of this program is to provide all employees with tax-advantaged savings opportunities and income after retirement or termination from Citigroup.

The Citigroup Pension Plan was closed to new entrants after December 31, 2006. This Pension Plan ceased cash balance accruals for all eligible participants, including the Company’s eligible named executive officers, effective December 31, 2007. Eligible Citigroup employees, including the Company’s named executive officers, may receive an enhanced matching contribution to their 401(k) Plan for 2009. For 2009, the 401(k) plan provided a matching contribution of up to 6% of eligible pay to all U.S. employees, subject to Internal Revenue Code (IRC) annual limits. The matching contributions made to the Company’s named executive officers’ 401(k) plan accounts are disclosed in the All Other Compensation column of the Summary Compensation Table. More information on the terms of the Citigroup Pension Plan is provided in the narrative following the Pension Benefits Table.

Historically, Citigroup has not relied on nonqualified deferred compensation to provide substantial compensation to its executives. Some named executive officers of the Company have accrued benefits under legacy nonqualified retirement plans, as described in detail in the Pension Benefits Table. Under these supplemental plans the accruals for the named executive officers ceased in 2001. After 2001, the only retirement benefits accrued by the Company’s named executive officers were those generally available to all salaried employees.

Other Compensation

The Company does not, as a general rule, offer additional compensation in the form of material personal benefits to the named executive officers.

Processes for determining executive officer compensation

Competitiveness of Compensation

In light of the extraordinary financial upheavals during the last two years there has been limited meaningful available data in the student lending industry to utilize for benchmarking purposes. As a result, market surveys became an unreliable indicator of actual competitor compensation practices. The Company will continue monitoring the availability of meaningful market compensation data in the industry and may, in the future, again use benchmarks as one of the many factors taken into consideration for its named executive’s compensation evaluation.

Performance evaluations/role of Compensation Committee

In setting the compensation for the Chief Executive Officer, the Compensation Committee considered recommendations of the Chief Executive Officer of Citi Holdings Local Consumer Lending. The Company’s Chief Executive Officer annually completes a scorecard stating his goals for the coming year. These goals are aligned with the Company’s goals for the period as approved by the Compensation Committee. The components of this are described in greater detail below. The Chief Executive Officer of Citi Holdings Local Consumer Lending appraised the Company’s Chief Executive Officer accomplishments, including individual performance and corporate performance against his scorecard goals, and submitted a recommendation for the incentive and retention awards attributable to performance in the past year to the Compensation Committee. The Compensation Committee reviewed the recommendation, analyzed the performance of the Company’s Chief Executive Officer by considering his leadership, commitment to the Company, and the performance criteria, and made the final determination on the awards.

Overall compensation for named executive officers other than the Company’s Chief Executive Officer is based on recommendations of the Company’s Chief Executive Officer and approval of the Chief Executive Officer of Citi Holdings Local Consumer Lending. Each named executive officer also completes a scorecard on an annual basis, stating his or her goals for the coming year. At the end of the fiscal year, the Company’s Chief Executive Officer appraises officers’ accomplishments and individual and corporate performance against their scorecard goals. Overall performance ratings are then assigned to the officers on a five-point scale. The Company’s Chief Executive Officer reports on the performance of those executive officers to the Compensation Committee. The Compensation Committee then reviews the base pay and incentive and retention award recommendations for the named executive officers and makes a final determination of such awards by considering the overall performance results, information obtained with respect to the Citigroup compensation structure and the performance criteria set forth below.

Each of the factors comprising the performance results is given the appropriate relative level of importance in determining the executives’ compensation. Formulaic approaches are not used when weighting these factors, consistent with the Compensation Committee’s and the Company’s belief that the adoption of any given formula could inadvertently encourage undesirable behavior (e.g., favoring one financial measure to the exclusion of other important values). Each named executive officer’s incentive and retention compensation is determined using a discretionary, balanced approach that considers, in the context of a competitive marketplace, the financial performance of the Company and the executive’s individual leadership.

Measures of Performance

For 2009, the Company’s measures of performance were based on the following factors. These factors were derived from the annual business scorecard taking into consideration both the quantitative and qualitative metrics as well as external economic factors which impacted the Company during 2009.

Financial Performance

External economic factors including continued disruption in the financial markets, overall weakening of the U.S. economy, and changes to the legislative and regulatory environment made 2009 a very challenging year. These conditions contributed to net interest margin compression. However, other factors, including gains on loans sold to the Department through its Loan Participation and Purchase Programs, operating expense reductions, and the positive impacts of improved market conditions on the Company’s assets measured at fair value, more than offset the decrease in net interest income.

•	Position for sustainable long-term earnings growth:

Net income was $125.7 million for the year ended December 31, 2009, an increase of $52.2 million compared to net income of $73.4 million reported for 2008.

Net interest income of $277.6 million for the year ended December 31, 2009 was $53.7 million (16%) lower than 2008. Net interest margin of 0.96% for the year ended December 31, 2009 was 35 basis points lower than the same period of 2008. During 2009, the Company increased structural long-term funding by $15.7 billion. The average funding cost of these new borrowings was higher than that of the shorter-term borrowings which were replaced, which lowered the Company’s net interest margin by 43 basis points and net interest income for the year by $123.6 million. Net interest margin was further compressed by the dislocation experienced during the first half of 2009 between the indices used to calculate a significant amount of the Company’s interest revenue (Commercial Paper (CP) and prime) and LIBOR, the index used to determine most of the Company’s interest expense. This dislocation decreased net interest income by $29.9 million. The decreases in net interest income were partially offset by higher loan balances, which increased net interest income by $41.6 million, as well as by pricing changes on the Company’s private education loans which increased net interest income by $20.8 million. Other factors which offset the decreases in net interest income include, among other things, improvement in the interest rate environment in 2009 as compared with 2008 and lower amortization of deferred origination and premium costs as a result of a slow down in borrower prepayments.

The Company’s other income of $201.5 million for the year ended December 31, 2009 was $96.5 million (92%) higher than 2008. This increase reflects a $46.0 million gain on sale of FFEL Program Stafford and PLUS loans under the Purchase Program. The Company also had a $32.5 million reduction in losses associated with the write-down of its held for sale portfolio over 2008, which contributed to the year over year improvement. In addition, the Company recognized an increase in net mark-to-market gains of $18.1 million, reflecting the benefit of market improvement on the fair value of the Company’s retained notes in its off-balance sheet securitizations.

The Company’s allowance for loan losses at December 31, 2009 was $149.1 million, an increase of $38.8 million compared to $110.3 million at December 31, 2008. This increase was largely due to continued deterioration in the economic environment, higher loan balances, and seasoning of the portfolio as more loans entered repayment. The provision for loan losses for the year ended December 31, 2009 was virtually unchanged from 2008 as the impact of economic deterioration and portfolio seasoning in 2009 was similar in size to the loan loss build associated with the Uninsured CitiAssist Custom segment of the Company’s portfolio in 2008. The Company’s December 31, 2009 allowance for loan losses and related provision include $3.0 million related to the impact of implementing forbearance and loss mitigation policy changes. These changes will result in, among other things, more rigorous requirements for participation in private education loan forbearance and loss mitigation programs, shorter forbearance periods and the requirement for minimum periods of payment performance between forbearance grants.

Total operating expenses of $137.9 million for the year ended December 31, 2009 were $40.9 million (23%) lower than 2008. The Company’s operating expense ratio excluding restructuring and related charges (total operating expenses less restructuring and related charges as a percentage of average managed student loans) was 0.32% for the year ended December 31, 2009, 10 basis points lower than 2008, reflecting the benefits of the Company’s repositioning efforts.

Strategic Performance

Support earnings growth and drive franchise value by executing on the following:

•	Ensure access to diverse sources of funding:

During 2009, the Company leveraged its portfolio to secure $15.7 billion of long-term structural liquidity, including $10.4 billion of funding from the Conduit. The Company also executed four securitizations, including three FFEL Program securitizations which provided $3.9 billion of funding, and a private education loan securitization under the Federal Reserve Bank’s Term Asset-Backed Securities Loan Facility (TALF) which contributed an additional $1.4 billion of funding.

The Participation and Purchase Programs continued to be a significant source of funding throughout 2009. Since its inception, the program has funded $5.3 billion of the Company’s FFEL Program Stafford and PLUS loan disbursements. During the fourth quarter of 2009, the Company completed an additional $0.7 billion of loan sales to the Department through the Purchase Program, bringing cumulative sales to $3.0 billion. These proceeds were used to pay back funding previously received under the Participation Program.

During 2009, significant progress was made on obtaining a renewal of the Original Omnibus Credit Agreement between SLC and CBNA, which was due to expire on December 31, 2009. The term of the Original Omnibus was extended one month to provide additional time to complete negotiations on an Amended and Restated Omnibus Credit Agreement, which was completed in January 2010. As of December 31, 2009, outstanding balances under the Omnibus Credit Agreement were $9.5 billion compared to $22.8 billion at December 31, 2008.

•	Grow market share profitably in a highly dynamic market:

Despite the turbulence in the student loan market, the Company’s origination volume was strong in 2009. Overall, originations for the year ended December 31, 2009 were $7.0 billion, or $497 million (7%) lower than 2008. This decline was attributable, in part, to lower private education loan volume driven by implementation of the Company’s tighter underwriting requirements, as well as implementation of the Company’s 2008 strategic realignment. In addition, during 2009, several of the schools with which the Company does business officially announced their move from FFEL Program to the Department’s Direct Lending Program.

For the year ended December 31, 2009, FFEL Program originations were $5.8 billion, up modestly compared with 2008 originations. The Company’s private education loan originations of $1.2 billion for 2009 were 29% lower than the prior year.

•	Improve product profitability through focused pricing strategies, improved customer segmentation and targeted marketing:

The Company successfully positioned the business in a difficult market to have a profitable 2009-2010 peak season. To ensure new private loans would generate profitability, a number of modifications were implemented in advance of peak season. These efforts included moving to a LIBOR-based rate index, optimizing pricing, tightening underwriting standards, and strengthening processes in connection with high quality repeat private lending borrowers. All new FFEL Program originations are funded through the Department’s Participation Program, and are eligible for sale to the Department under the Purchase Program. The Company has continued to optimize its ability to generate profitable FFEL Program originations amidst legislative uncertainty and the increased transition of schools to the Direct Lending Program.

•	Ensure high customer satisfaction while driving efficiencies in service and product delivery:

The Company’s 2009 origination and servicing customer satisfaction surveys have exceeded the Company’s business goals. Customers continue to state that the Company’s fast and easy application process is the key driver of their satisfaction.

Over the course of 2009, the Company focused on identifying and implementing re-engineering opportunities in order to drive efficiencies. The Company’s website was enhanced to make its most popular content more prominent (e.g., online bill payment functionality and accessibility of online statements) and to provide a comprehensive set of college planning resources, loan comparison calculators and interactive tools that assist customers in successfully selecting and repaying their student loans. In addition, the Company offered its customers the ability to quickly check the status of an application, and to download frequently used forms.

•	Improve default management and collections strategies:

Overall weakening of the U.S. economy presented challenges in managing the Company’s credit costs in 2009. Given the difficult economic environment, the Company saw an increase in the use of forbearance and alternative payment options, and, in response, introduced new strategies to aid borrowers facing economic hardship. In 2009 the Company launched a full suite of online student loan comparison and repayment tools. The Company also engaged in more active outreach to borrowers who had withdrawn from school or who had missed payments. The Company began investing in segmentation and targeting capabilities to further customize the type of assistance the Company provides to borrowers who experience financial difficulty.

Throughout 2009 various collection strategies were tested and launched. Certain default prevention metrics are showing positive trends compared to the same 2008 period.

•	Deliver technology capabilities in line with business goals:

Management continued to improve the reliability and availability of business critical systems which enhanced the Company’s ability to participate and sell loans to the Department. In addition to the improvements in the Company’s website capabilities discussed above, the Company continued to move toward an all-electronic communication process for private loan originations, resulting in faster application processing for customers, while at the same time reducing the Company’s overall cost to service. The Company also implemented changes to customer statements and provided the capability for customers to correspond with the customer service team by sending and receiving secure messages and attachments via the Company’s website.

•	Strengthen execution of government affairs efforts to address ongoing legislative and regulatory risk:

Throughout 2009, the Company continued to engage with government officials, schools and industry partners to put forth thoughtful solutions for reform of federal student lending that preserve a successful public/private sector partnership, reduce the potential disruption of delivering financial aid to students, and result in significant budgetary savings for the nation.

In addition to this focus on federal student loan reform, the Company continues to remain engaged with evaluating and addressing the legislative and regulatory risk to its business regarding private student loans. Throughout the year, work continued on various items involving private loans, including the February 2010 implementation of private loan reauthorization and forbearance policy changes.

•	Build organization-wide focus on proactively managing key risks and strengthening the control environment:

With the exception of issues relating to current and deferred income taxes and the related remedial actions, the Company had a successful year as it relates to managing compliance and control. All audits completed during the year were without any material issues, including audits performed by the Company’s external auditors, internal audits, audits by guarantee and regulatory agencies, and results of internal control self assessments.

During 2009 the Company implemented new controls and procedures to improve internal controls over processes to analyze, record, value and reconcile current and deferred income tax accounts. Accordingly, the material weakness identified in the first quarter of 2009 was remediated as of December 31, 2009.

•	Develop staff through cross-training, on-the-job-training and online training:

The Company continued a strong agenda of training and development activities in 2009. The training was accomplished in a highly cost effective manner, leveraging either internal resources or low cost Citigroup offerings.

All of the above factors are important in positioning the Company to provide sustainable solutions that enable students and their families to achieve their dream of a college education.

Bonus and Equity Awards

After determination of the amount of the named executive officers’ incentive and retention compensation awards, as discussed above, the cash, deferred cash and equity components of the awards are determined under the Capital Accumulation Program (CAP), Deferred Cash Award Program (DCAP) and Common Stock Equivalents Plan, in the same way as for all other Citigroup participants. All named executive officers, other than Mr. Reardon, received 25% of their awards in a combination of deferred cash and restricted or deferred stock (CAP). Since Mr. Reardon met certain age and service requirements, he received 30% of his award in the form of a sale restricted Citigroup CSE award, which is transferrable ratably over a four year period.

CAP awards are long-term incentives designed to increase retention and their value relates directly to the enhancement of shareholder value. The terms and conditions of CAP, DCAP and CSE awards, including the vesting periods, age and service rules and provisions regarding termination of employment, are the same for the named executive officers as for all other award participants, and are described in more detail in Incentive Awards Made by the Compensation Committee for the 2009 Performance Year on page 34 and General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table on page 37.

Incentive Awards Made by the Compensation Committee for the 2009 Performance Year

The table below sets forth incentive and retention awards granted to the Company’s named executive officers in 2010 in respect of 2009 performance.

Name	Current Cash Award	Citigroup Stock Equivalent Award(1)	Sale Restricted CSE Award(2)	CAP Award(3)	Deferred Cash Award(4)	Total(5)
Michael Reardon	$75,000	$502,500	$247,500	$—	$—	$825,000
Scot Parnell	75,000	37,500	—	28,125	9,375	150,000
Christine Homer	75,000	45,750	—	30,188	10,062	161,000
Patricia Morris	75,000	48,750	—	30,938	10,312	165,000
John Vidovich	75,000	42,750	—	29,438	9,812	157,000

(1)	Awards shown in this column represent the value of the CSE awards granted to the Company’s named executive officers as of the grant date. See General Discussion of the Summary Compensation Table and Grants of Plan Based Awards Table on page 37 for more details on the CSE awards.

(2)	Awards shown in this column represent the value of the sale-restricted CSEs on the grant date for employees who met the Rule of 60 or Rule of 75 on the grant date. See General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table on page 37 for more details on the sale-restricted CSE awards.

(3)	Awards shown in this column were made pursuant to the Citigroup Capital Accumulation Program and vest 25% per year from the date of grant.

(4)	Awards shown in this column were made pursuant to the Citigroup Deferred Cash Award Program and vest 25% per year from the date of grant.

(5)	See General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table on page 37 and Potential Payments Upon Termination or Change in Control on page 46 for additional details regarding the terms of these awards.

Other important compensation policies affecting named executive officers

Change in control agreements

As a general policy, the Company does not enter into individual agreements with executives that provide for severance payments or change in control protection, unless necessary to attract or retain personnel.

None of the Company’s named executive officers have individual severance or change in control arrangements, except for those applicable to their equity awards under Citigroup’s equity programs or deferred cash awards, as described below under the Potential Payments Upon Termination or Change in Control section. In addition, each named executive officer is covered under Citigroup’s broad-based separation pay plan as discussed under the Severance Benefits section of the Potential Payments Upon Termination or Change in Control section below.

Policy on employment agreements

The Company will enter into an employment agreement with an executive officer or a candidate only when necessary to attract or retain exceptional personnel. Any employment agreement with an executive officer must be approved by the Compensation Committee. If required by law to be available for public review, such agreement must be filed promptly with the appropriate regulatory authority. The Company does not have any employment or severance agreement with any of the named executive officers.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of The Student Loan Corporation (the Company), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Rodman L. Drake, Chairperson

James L. Bailey

Dr. Glenda B. Glover

Dr. Evelyn E. Handler

March 17, 2010

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who served in such capacities as of December 31, 2009 (named executive officers). In each instance where the tables below refer to a number of shares underlying equity awards granted to the Company’s named executive officers, or refer to an exercise price to acquire shares, such references relate to equity awards to acquire shares of Citigroup common stock.

In accordance with SEC disclosure rules, compensation associated with equity awards is included in the Summary Compensation Table in the year in which the awards are granted. Therefore, the value of incentive awards granted to the named executive officers in 2010 in respect of 2009 performance is not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Stock Options(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Michael Reardon Chairman, Chief Executive Officer and President	2009	$357,501	$92,500	$—	$126,297		$—	$29,743	$14,700	$620,741
	2008	340,000	750,000	345,000	—		—	—	13,800	1,448,800
	2007	323,333	630,000	945,028	9,465	(6)	—	18,536	—	1,926,362
Scot Parnell(7) Chief Financial Officer	2009	$245,001	$119,375	$13,875	$25,126		$—	$7,309	$14,700	$425,386
	2008	202,400	138,750	116,667	—		—	—	13,800	471,617
Christine Homer Vice President, Secretary and General Counsel	2009	$265,001	$100,063	$13,500	$26,523		$—	$15,319	$14,700	$435,106
	2008	243,100	135,000	133,333	—		—	—	13,800	525,233
	2007	230,500	142,500	106,667	—		—	9,229	—	488,896
Patricia Morris Vice President and Chief Risk Officer	2009	$255,001	$110,313	$13,800	$33,577		$—	$2,789	$14,700	$430,180
	2008	221,400	138,000	116,667	—		—	—	13,800	489,867
	2007	200,000	127,500	55,000	—		—	7,126	—	389,626
John Vidovich Vice President and Executive Sale Director	2009	$257,501	$107,313	$14,625	$24,785		$—	$10,513	$14,700	$429,437
	2008	229,167	146,250	111,667	—		—	—	13,800	500,884

(1)	The values in this column for 2009 are the sum of the cash incentives paid in January 2010 of $75,000 for each named executive officer, a lump sum retention payment made to the Company’s named executive officers in November 2009 and for all named executive officers, with the exception of Mr. Reardon who met the Rule of 60 (see General Discussion of the Summary Compensation Table and Grants of Plan Based Awards Table for more details concerning the Rule of 60), a deferred cash award paid in respect of 2009 performance. The deferred cash award will vest and be paid in 25% increments over the next four years.

(2)	The value in this column represents the fair value on the grant date of the shares awarded to the named executive officers.

(3)	The value in this column represents the aggregate fair values on the grant date of the stock options awarded to the named executive officers.

(4)	These amounts are the positive changes in the present value of the pension benefits for each named executive officer under the Citigroup Pension Plan and the Travelers Nonqualified Plan. During 2008, there was a decrease in the change in pension value and therefore, the amounts are not displayed.

(5)	The values in this column represent the 401(k) matching contribution for the each plan year.

(6)	Amount represents the aggregate grant date fair value for the reload option granted to Mr. Reardon in 2007. Reload options are not a new discretionary grant; rather the issuance results from rights that were granted to the option holder as part of an initial option grant. For additional detail on reload options, see discussion below the Outstanding Equity Awards at Fiscal Year-End table on page 40.

(7)	Mr. Parnell resigned from the Company effective February 12, 2010.

Grants of Plan-Based Awards Table

The table below provides information regarding equity awards made by the committee in 2009, including each award’s grant date fair value. The awards made in January 2009 were made for the 2008 performance year and the awards granted in October of 2009 were made as part of a broad-based discretionary option grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)(3)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Thres- hold	Target (#)	Max- imum (#)	Thres- hold	Target (#)	Max- imum (#)
Michael Reardon	10/29/2009	$—	—	—	$—	—	—	—	89,131	$4.08	$126,297
Scot Parnell	1/20/2009	—	—	—	—	—	—	2,969	—	—	13,875
	10/29/2009	—	—	—	—	—	—	—	17,732	$4.08	25,126
Christine Homer	1/20/2009	—	—	—	—	—	—	2,890	—	—	13,500
	10/29/2009	—	—	—	—	—	—	—	18,718	$4.08	26,523
Patricia Morris	1/20/2009	—	—	—	—	—	—	2,954	—	—	13,800
	10/29/2009	—	—	—	—	—	—	—	23,695	$4.08	33,577
John Vidovich	1/20/2009	—	—	—	—	—	—	3,130	—	—	14,625
	10/29/2009	—	—	—	—	—	—	—	17,492	$4.08	24,785

(1)	This award was made under the Citigroup CAP, described in more detail below.

(2)	These awards were made under the Citigroup Employee Option Grant program, described in more detail below.

(3)	The exercise price of each option represents the closing price of Citigroup common stock on the date prior to the date of grant pursuant to the terms of the Citigroup 2009 Stock Incentive Plan.

General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Incentive compensation paid to the named executive officers in January 2010 in respect of 2009 performance was allocated under the following guidelines:

•	Employees who received an incentive compensation award in excess of $100,000 participated in the Citigroup CAP.

•

Employees participating in CAP received at least 25% of their incentive compensation award in the form of long-term incentive compensation (with the relative percentage of long-term incentive compensation increasing as the total incentive compensation award increased), payable 25% in the form of deferred cash awards and 75% in the form of restricted or deferred stock awards, each vesting over four years subject to continued employment (or, in the case of employees satisfying the Rule of 60 or the Rule of 75 on or prior to the date of grant, in fully-vested sale restricted CSEs that become transferable ratably over a four-year period). Each CSE represents the right to receive one share of Citigroup common stock subject to shareholder approval of the issuance of additional shares under the Citigroup 2009 Stock Incentive Plan at the Citigroup 2010 annual meeting (Citigroup reserves the right to settle CSE awards at any time prior to its 2010 annual meeting of stockholders). Deferred cash awards are paid under DCAP.

•

Employees participating in CAP received the remainder of their incentive compensation award in a combination of fully-vested cash ($75,000) and fully-vested CSEs payable in April 2010 following shareholder approval of the issuance of additional shares under the 2009 Citigroup Stock Incentive Plan at the Citigroup 2010 annual meeting.

The Rule of 75 is met if an employee’s age plus number of full years of service, when added together, is equal to at least 75. With respect to awards granted prior to 2007, the Rule of 60 is met if either (1) the employee is at least age 55 and has completed a minimum of five years of service, or (2) the employee has a minimum of 15 years of service, provided that, in either event, the employee’s age plus number of full years of service equals at least 60. With respect to awards granted in 2007 or later, the Rule of 60 is met if either (1) the employee is at least age 50 and has completed a minimum of five years of service, or (2) the employee has a minimum of 20 years of service, provided that, in either event, the employee’s age plus number of full years of service equals at least 60.

Incentive compensation paid to the Company’s named executive officers in January 2009 in respect of 2008 performance was allocated under the following guidelines:

•	Employees who satisfied the Rule of 60 or the Rule of 75 were paid a fully-vested cash amount equal to 100% of their incentive compensation award.

•	Employees who did not satisfy the Rule of 60 or the Rule of 75 and received an incentive compensation award in excess of $100,000 participated in CAP.

•

Employees participating in CAP received at least 25% of their incentive compensation award in the form of long-term incentive compensation (with the relative percentage of long-term incentive compensation increasing as the total incentive compensation award increased), payable 70% in the form of a deferred cash award and 30% in the form of a restricted or deferred stock award, each vesting over four years, subject to continued employment.

•	Employees participating in CAP received the remainder of their incentive compensation award in the form of a fully-vested cash award.

Incentive compensation paid to the Company’s named executive officers in January 2008 respect of 2007 performance was allocated under the following guidelines:

•	Employees who received an incentive compensation award in excess of a specified dollar threshold participated in CAP.

•

Employees participating in CAP received at least 25% of their incentive compensation award in the form of long-term incentive compensation (with the relative percentage of long-term incentive compensation increasing as the total incentive compensation award increased), payable in the form of restricted stock awards vesting over four years subject to continued employment (or, in the case of employees satisfying the Rule of 60 or the Rule of 75 prior to or during the vesting term, in the form of deferred stock awards payable over four years).

•	Employees participating in CAP received the remainder of their incentive compensation award in the form of a fully-vested cash award.

•

Certain employees (including the Company’s named executive officers) were granted additional restricted shares on July 17, 2007 under the Citigroup Stock Award Program (CSAP). These shares, to the extent still outstanding, vest on July 17, 2010, provided that the grantee continues to provide services through that date and neither the Rule of 60 nor the Rule of 75 is applicable to these shares.

From the date a restricted stock award is made, the recipient can direct the vote and receives dividend equivalents on the underlying shares. From the date a deferred stock award is made, the recipient receives dividend equivalents but does not have voting rights with respect to the shares until the shares are delivered. The dividend or dividend equivalent is the same as the dividend paid on shares of Citigroup common stock. Citigroup declared a $.01 per share dividend on January 20, 2009, payable on February 27, 2009 to stockholders of record on February 2, 2009. Since February 2009, Citigroup has not paid dividends or dividend equivalents on its common stock. Accordingly, the named executive officers and other employees have received and will continue to receive a direct decrease in income, in proportion to their share holdings.

On October 29, 2009, the Company’s named executive officers received nonqualified stock option grants under the Citigroup Employee Option Program (the CEOG Options). The exercise price of the CEOG Options is $4.08 (the closing price of Citigroup common stock on October 28, 2009). CEOG Options have an option term of six years from the grant date and will therefore expire on October 29, 2015. CEOG Options are scheduled to vest in three equal annual installments beginning on the first anniversary of the grant date. If any portion of the option vests, it will remain exercisable until the expiration date, unless the participant’s employment is terminated for gross misconduct.

In 2009, the named executive officers received the following dividend equivalents:

Name	Amount Paid as Dividend Equivalents in 2009 on Restricted and/or Deferred Stock Awards
Michael Reardon	$264
Scot Parnell	75
Christine Homer	79
Patricia Morris	70
John Vidovich	74

Employees who received CAP awards prior to January 2009 may have elected to receive all or a portion of the award in nonqualified stock options, in 25% increments, rather than restricted or deferred stock. The options vest on the same schedule as the restricted or deferred stock award, have a six-year term, and have an exercise price equal to 100% of the closing price of a share of Citigroup common stock on the NYSE on the trading date immediately preceding the date on which the option was granted. If options are elected, four options would be granted for each share by which the restricted or deferred stock award is correspondingly reduced. None of the named executive officers received an option grant as part of his or her incentive awards granted in January 2008 or 2009. The stock option election for future CAP awards has been eliminated due to low utilization by employees and the relatively high cost and complexity of administration.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards									Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)			Number of Securities Underlying Unexercised Options (#) Unexercisable(2)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Name		Initial		Reloads	Initial		Reloads
Michael Reardon	1/16/2001	5,361	(4)	—	—		—	—	$49.55	1/16/2011	—		—	—	—
	1/6/2004	—		6,145	—		—	—	$49.79	4/18/2010	—		—	—	—
	1/20/2004	5,500	(5)	—	—		—	—	$49.50	1/20/2010	—		—	—	—
	1/23/2004	—		1,517	—		—	—	$50.69	2/13/2012	—		—	—	—
	2/7/2005	—		2,025	—		—	—	$49.78	4/18/2010	—		—	—	—
	1/17/2006	—		—	—		—	—	—	—	278	(13)	$919	—	—
	10/5/2006	—		1,511	—		—	—	$51.03	2/13/2012	—		—	—	—
	1/16/2007	—		—	—		—	—	—	—	688	(6)	$2,277	—	—
	7/17/2007	—		—	—		—	—	—	—	11,497	(7)	$38,055	—	—
	7/24/2007	—		1,543	—		—	—	$49.31	2/13/2012	—		—	—	—
	1/22/2008	—		—	—		—	—	—	—	2,136	(8)	$7,070	—	—
	10/29/2009	—		—	89,131	(9)	—	—	$4.08	10/29/2015	—		—	—	—
Scot Parnell	2/13/2002	1,608	(10)	—	—		—	—	$42.11	2/13/2012	—		—	—	—
	1/20/2004	1,200	(5)	—	—		—	—	$49.50	1/20/2010	—		—	—	—
	1/18/2005	1,303	(11)	—	—		—	—	$47.50	1/18/2011	—		—	—	—
	1/17/2006	1,178	(12)	—	392	(12)	—	—	$48.92	1/17/2012	—		—	—	—
	1/17/2006	—		—	—		—	—	—	—	294	(13)	$976	—	—
	1/16/2007	—		—	—		—	—	—	—	918	(6)	$3,039	—	—
	1/22/2008	—		—	—		—	—	—	—	3,323	(8)	$11,000	—	—
	1/20/2009	—		—	—		—	—	—	—	2,969	(14)	$9,830	—	—
	10/29/2009	—		—	17,732	(9)	—	—	$4.08	10/29/2015	—		—	—	—
Christine Homer	4/18/2000	2,144	(15)	—	—		—	—	$41.45	4/18/2010	—		—	—	—
	6/30/2000	233	(16)	—	—		—	—	$43.94	6/30/2010	—		—	—	—
	1/16/2001	1,608	(4)	—	—		—	—	$49.55	1/16/2011	—		—	—	—
	2/13/2002	2,144	(10)	—	—		—	—	$42.11	2/13/2012	—		—	—	—
	1/20/2004	1,500	(5)	—	—		—	—	$49.50	1/20/2010	—		—	—	—
	1/17/2006	—		—	—		—	—	—	—	256	(13)	$848	—	—
	1/16/2007	—		—	—		—	—	—	—	979	(6)	$3,242	—	—
	1/22/2008	—		—	—		—	—	—	—	3,797	(8)	$12,571	—	—
	1/20/2009	—		—	—		—	—	—	—	2,890	(14)	$9,564	—	—
	10/29/2009	—		—	18,718	(9)	—	—	$4.08	10/29/2015	—		—	—	—

		Option Awards									Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)			Number of Securities Underlying Unexercised Options (#) Unexercisable(2)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Name		Initial		Reloads	Initial		Reloads
Patricia Morris	1/17/2006	—		—	—		—	—	—	—	239	(13)	$792	—	—
	1/16/2007	—		—	—		—	—	—	—	504	(6)	$1,671	—	—
	1/22/2008	—		—	—		—	—	—	—	3,323	(8)	$11,000	—	—
	1/20/2009	—		—	—		—	—	—	—	2,954	(14)	$9,777	—	—
	10/29/2009	—		—	23,695	(9)	—	—	$4.08	10/29/2015	—		—	—	—
John Vidovich	4/18/2000	643	(15)	—	—		—	—	$41.45	4/18/2010	—		—	—	—
	1/16/2001	321	(4)	—	—		—	—	$49.55	1/16/2011	—		—	—	—
	6/30/2001	101	(17)	—	—		—	—	$49.28	6/30/2011	—		—	—	—
	2/13/2002	428	(10)	—	—		—	—	$42.11	2/13/2012	—		—	—	—
	1/20/2004	400	(5)	—	—		—	—	$49.50	1/20/2010	—		—	—	—
	1/18/2005	619	(11)	—	—		—	—	$47.50	1/18/2011	—		—	—	—
	1/17/2006	—		—	—		—	—	—	—	282	(13)	$933	—	—
	1/16/2007	—		—	—		—	—	—	—	811	(6)	$2,684	—	—
	1/22/2008	—		—	—		—	—	—	—	3,180	(8)	$10,528	—	—
	1/20/2009	—		—	—		—	—	—	—	3,130	(14)	$10,361	—	—
	10/29/2009	—		—	17,492	(9)	—	—	$4.08	10/29/2015	—		—	—	—

(1)	The options shown in these columns are vested as of December 31, 2009.

(2)	The options shown in these columns are nonvested as of December 31, 2009.

(3)	The market values in this column are based on the closing price of Citigroup common stock on December 31, 2009 ($3.31).

(4)	The option granted on January 16, 2001 vested 20% per year beginning on July 16, 2002, and was fully vested on July 16, 2006.

(5)	The option granted on January 20, 2004 vested in three equal annual installments beginning on July 20, 2005, and was fully vested on July 20, 2007.

(6)	The stock award granted on January 16, 2007 vests in four equal annual installments beginning on January 20, 2008.

(7)	The stock award granted on July 17, 2007 will fully vest on July 17, 2010.

(8)	The stock award granted on January 22, 2008 vests in four equal annual installments beginning on January 20, 2009.

(9)	The option granted on October 29, 2009 vests over 3 years in one-third increments.

(10)	The option granted on February 13, 2002 vested in five equal installments beginning on July 13, 2003 and fully vested on July 13, 2007.

(11)	The option granted on January 18, 2005 vests in four equal annual installments beginning on January 20, 2006.

(12)	The option granted on January 17, 2006 vests in four equal annual installments beginning on January 20, 2007.

(13)	The stock award granted on January 17, 2006 vests in four equal annual installments beginning on January 20, 2007.

(14)	The stock award granted on January 20, 2009 vests in four equal annual installments beginning on January 20, 2010.

(15)	The option granted on April 18, 2000 vested in five equal annual installments beginning on July 18, 2001, and was fully vested on July 18, 2005.

(16)	The option granted on June 30, 2000 vested in full on June 30, 2005.

(17)	The option granted on June 30, 2001 vested in full on June 30, 2006.

This table describes options as either “initial” or “reload.” Initial options granted in 2005, 2004 and 2003 do not have a reload feature; however, options granted prior to 2003 retain that feature. The grant of a reload option is not a discretionary award; rather, the grants are made pursuant to the terms of previously granted options. Under the reload program, if shares of Citigroup common stock that have been owned for at least six months are used to pay the exercise price of an option and the income taxes due on exercise of the option, the option holder will receive a new reload option to make up for the shares they used and had withheld. The reload option does not vest for six months and expires on the expiration date of the initial grant. A reload option will not be granted upon the exercise of a reloadable option unless the market price on the date of exercise is at least 20% greater than the option exercise price. The purpose of granting reload options was to maintain the option holder’s commitment to Citigroup by maintaining as closely as possible the option holder’s net equity position (the sum of shares owned and shares subject to option).

Option Exercises and Stock Vesting

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael Reardon	—	$ —	6,013	$18,822
Scot Parnell	—	—	2,106	6,718
Christine Homer	—	—	2,273	7,250
Patricia Morris	—	—	1,599	5,102
John Vidovich	—	—	1,748	5,575

Mr. Reardon’s total stock vesting in 2009 includes 1,640 shares vesting on May 2, 2009 when Mr. Reardon met the Rule of 60 on certain equity awards. Those shares were valued on the vesting date at $4,872. All other values shown above reflect the market value of Citigroup common stock as of the vesting date, January 20, 2009, which was $3.19.

Pension Benefits Table

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael Reardon	The Citigroup Pension Plan	13.67	$113,258	$—
	Travelers Nonqualified Plan	7.67	68,049	—
Scot Parnell	The Citigroup Pension Plan	6.50	28,794	—
Christine Homer	The Citigroup Pension Plan	10.92	59,304	—
	Travelers Nonqualified Plan	4.92	5,154	—
Patricia Morris	The Citigroup Pension Plan	2.33	15,235	—
John Vidovich	The Citigroup Pension Plan	8.33	51,158	—

(1)	The Travelers Nonqualified Plan and the Citigroup Pension Plan are frozen plans.

(2)	Years of credited service shown are the service used for the determination of benefit accruals under the plans. Credited services for the Travelers Nonqualified Plan is less than credited service for the Citigroup Pension Plan because benefit accruals under these plans were previously frozen (as of December 31, 2001, and as of December 31, 2007, respectively).

Disclosure of Valuation Method and Material Assumptions

The present value for each named executive officer is determined as the present value of the accumulated pension benefit for each pension plan under which the named executive officer participates as of the most recent fiscal year-end measurement date. The benefit is assumed to begin at the earlier of the date at which unreduced benefits may be paid under each plan or the normal retirement age defined under each plan (or as of the current age, if the named executive officer is past normal retirement age). For the Citigroup pension plans under which the named executive officers participate, the normal retirement age is defined as age 65.

In determining the present values for the named executive officers, the following assumptions and methods are utilized, consistent with the valuation methods and assumptions used by the plan actuaries for financial reporting purposes:

•

The interest rate assumption used for discounting purposes is equal to the discount rate for the plans, as selected by Citigroup as of the applicable measurement date. This rate is equal to 5.90% as of December 31, 2009 and 6.10% as of December 31, 2008.

•

The interest crediting rate assumption for account-based pension benefits used to project the accumulated account value to normal retirement age is equal to the assumed future interest crediting rate assumption, as selected by Citigroup as of the applicable measurement date. This rate is equal to 4.90% as of December 31, 2009 and 4.10% as of December 31, 2008.

•

The lump sum conversion rate assumption is used to convert account-based pension benefits into their equivalent single life annuity values. This rate is set equal to the discount rate as of December 31, 2009 at 5.90% and as of December 31, 2008 at 6.10%, as selected by Citigroup.

•

The form of payment assumption at the date benefits are assumed to commence is equal to 100% lump sum for account balance benefits as of December 31, 2009 and December 31, 2008. An assumption of 100% single life annuity is assumed for non-account balance benefits as of December 31, 2009 and December 31, 2008.

Account-based pension benefits as of each measurement date are projected to the assumed retirement age using the interest crediting rate assumption and discounted back to the measurement date using the interest rate assumption.

For benefits assumed to be paid as a single life annuity, the post-retirement mortality table used to determine the present value is the Retired Pensioners Mortality Table (RP-2000). As of December 31, 2009, the version of the RP-2000 utilized was modified for consistency with the IRS issued version of the table (2010 version of the table).

No pre-retirement decrements are assumed in the determination of the present values of accumulated plan benefits. Note that because no “pre-retirement decrements” are assumed, the results provided implicitly include values for pre-retirement death, disability and other pre-retirement termination benefits.

The present value of the increase in pension benefits during 2009 included in the Summary Compensation Table is determined as the difference in the present value of accumulated benefits as of December 31, 2009 and the present value of accumulated benefits as of December 31, 2008.

General Policies

Citigroup’s current general policy on pension plans is that executives should accrue retirement benefits on the same basis available to Citigroup employees generally under Citigroup broad-based, tax-qualified retirement plans. This approach reflects Citigroup senior executive compensation principles, which generally provide that most compensation for senior executives should be based on performance.

Citigroup has not granted extra years of credited service under any retirement plan to the named executive officers. The Pension Benefits Table demonstrates that Mr. Reardon and Ms. Homer have fewer years of credited service under the nonqualified pension plan than under the qualified pension plan. Future accruals under the nonqualified plans ceased for the executives as of December 31, 2001 while they continued to earn benefits under the qualified plan on the same basis as other U.S. employees through December 31, 2007.

The named executive officers have accrued benefits under the following pension plans:

The Citigroup Pension Plan

The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including the named executive officers. This benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6.0% of eligible compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in the Citigroup Pension Plan after one year of service, and benefits up to 2007 generally vested after five years of service. Starting 2008, benefits generally vest after three years of service. Effective December 31, 2006, the Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased.

Eligible compensation generally included base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during such year, including any amount payable for such year but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock and/or stock options under CAP, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or an 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation.

The normal form of benefit under the Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is age 65. All optional forms of benefit under this formula available to the named executive officers are actuarially equivalent to the normal form of benefit. Benefits are eligible for commencement under the plan upon termination of employment at any age, so there is no separate eligibility for early retirement.

Pension accruals prior to January 1, 2002 were determined under different formulas depending upon a given employee’s specific employment history with Citigroup. All accruals before 2002 for the named executive officers were under cash balance formulas, which provided for a range of benefit credits increasing with age and years of service, and interest credit rates that were substantially the same as the current interest rate. The current interest credit rate applies to the participant’s entire account balance.

Travelers Retirement Benefits Equalization Plan (Travelers RBEP)

The purpose of the Travelers RBEP, a nonqualified retirement plan, was to provide retirement benefits using the applicable Citigroup Pension Plan benefit formula, but based on the Citigroup Pension Plan’s definition of (a) compensation, in excess of the Internal Revenue Code qualified plan compensation limit ($170,000 for 2001), or (b) benefits, in excess of the Internal Revenue Code qualified plan benefit limit ($140,000 for 2001). In 1994, the Travelers RBEP was amended to limit qualifying compensation under the plan to $300,000 and was further amended in 2001 to cease benefit accruals after 2001 for most participants (including the named executive officers). Mr. Reardon and Ms. Homer are the only named executive officers with accruals under this plan.

All other terms of the Travelers RBEP are the same as under the Citigroup Pension Plan, including definitions of eligible compensation and normal retirement age. The optional forms of benefit available under this plan and their equivalent values are the same as those under the Citigroup Pension Plan.

Nonqualified Deferred Compensation

Name	Program	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year		Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Year End
Michael Reardon	Capital Accumulation Plan	$—	$4,872	(1)	$(47,406)	$12,132	$39,091
Scot Parnell	Deferred Cash Award Program	—	32,375		230	—	32,605
Christine Homer	Deferred Cash Award Program	—	31,500		224	—	31,724
Patricia Morris	Deferred Cash Award Program	—	32,200		229	—	32,429
John Vidovich	Deferred Cash Award Program	—	34,125		243	—	34,368

(1)	Amount represents the value of deferred stock that vested in 2009 (based on the closing price of Citigroup common stock on the date of vesting, 5/2/2009) as a result of Mr. Reardon first meeting the Rule of 60 in 2009 for a portion of the 1/17/2006 award.

Capital Accumulation Program

For many years, Citigroup has provided that a percentage of annual incentive awards must be made in the form of restricted or deferred stock under CAP. Under current CAP rules, the shares vest in four equal annual installments beginning on the January 20 of the year following the year of grant. These awards have special provisions applicable to employees who meet the Rule of 60 or the Rule of 75 at the time of termination of employment. Not all Citigroup equity awards have these special provisions.

Under the current CAP terms, an employee meets the Rule of 60 if his or her age plus years of service equal at least 60 and either he or she (a) is at least age 50 with at least five years of service, or (b) is under age 50 with at least 20 years of service. An employee meets the Rule of 75 if his or her age plus years of service equal at least 75. If a participant meets the Rule of 60 but does not meet the Rule of 75 and voluntarily terminates his or her employment, the participant’s basic and supplemental CAP shares will be distributed to the participant on the regularly scheduled vesting dates, provided that he or she does not compete with Citigroup’s business operations, and nonvested premium shares are forfeited. If a participant meets the Rule of 75 and voluntarily terminates his or her employment, the participant’s restricted or deferred stock awards under CAP will be distributed to the participant on the regularly scheduled vesting dates, provided that the participant does not compete with Citigroup’s business operations during the vesting period. If the participant meets the Rule of 60 or the Rule of 75 at the time of involuntary termination other than for gross misconduct, the participant is eligible for the same value of benefits but the noncompetition provisions are not applicable. In contrast, if a participant does not meet either of these rules, upon voluntary resignation, CAP shares are forfeited, and in the event of involuntary termination other than for gross misconduct, CAP shares immediately vest and are delivered.

Prior to the January 2009 awards, CAP awards consisted generally of a core CAP award and a supplemental CAP award. Core CAP awards were discounted 25 percent from market value and typically represented 25 percent of the executive’s total incentive compensation. The additional shares that were awarded as a result of the discount are referred to as premium CAP shares. Supplemental CAP awards were not discounted and represented up to 15 percent of an executive’s total incentive compensation. CAP is available to all Citigroup employees whose incentive awards exceed a certain threshold (in 2009 the threshold was raised to $100,000 for all employees worldwide). The discount feature was eliminated for the January 2009 and future awards.

Since Mr. Reardon met the Rule of 60 during 2009 for awards granted prior to 2007, CAP shares that became vested in 2009 are shown in the Nonqualified Deferred Compensation Table as Registrant Contributions. That table also shows the aggregate realized or unrealized gains and losses on all CAP shares held by the participant that are subject to the Rule of 60. The distributions column shows CAP shares subject to this rule that vested during 2009 pursuant to CAP’s four-year vesting schedule. The Aggregate Balance at Last Fiscal Year End column shows the year-end value of all the executive’s CAP awards that are subject to one of these rules.

Deferred Cash Award Program

In January 2009, Mr. Parnell, Ms. Homer, Ms. Morris and Mr. Vidovich received a deferred cash award under the DCAP as a component of their annual incentive awards earned for 2008. The awards were deferred on a mandatory basis. DCAP awards vest ratably over a four-year period and are credited with a notional interest rate based on 90-day LIBOR. Under the general award terms, before taking into account any restrictions imposed by the Emergency Economic Stabilization Act of 2008, as amended, or Citigroup policy, the executive must be employed on the applicable vesting dates in order to receive an award payment, unless the executive dies, becomes disabled or there is a change in control, or the executive meets the Rule of 60 or the Rule of 75. None of the above four named executive officers met the Rule of 60 or the Rule of 75 on the award date.

Potential Payments Upon Termination or Change in Control

Change in control agreements

For 2009, none of the named executive officers has a change in control agreement.

Severance Benefits

Each named executive officer is eligible to participate in the Citigroup Separation Pay Plan. In the event of a qualifying termination of employment, the Citigroup Separation Pay Plan provides for two weeks of base pay for each full year of service, up to a maximum of 52 weeks, and outplacement services. Examples of qualifying termination events include corporate restructurings, reductions in staff due to economic challenges, changes in skill requirements or the sale/dissolution of a business. Employees who resign or are terminated for unacceptable job performance or misconduct are not eligible for payments under the plan.

Treatment on Termination of Employment of Equity Compensation and Deferred Cash Awards Granted under the Citigroup Compensation Plans

Stock Awards

Name	Termination for Gross Misconduct	Death or Disability	Change in Control	Involuntary Termination Other Than for Cause	Other Termination
Michael Reardon(1)	$—	$59,363	$18,870	$18,870	$17,877
Scot Parnell	—	24,845	24,391	24,391	—
Christine Homer	—	26,225	25,718	25,718	—
Patricia Morris	—	23,240	22,815	22,815	—
John Vidovich	—	24,506	24,052	24,052	—

(1)	Other Termination reflects the value as a result of certain termination provisions applicable to Mr. Reardon who currently meets the Rule of 60 for some stock awards. See General Discussion of the Summary Compensation Table and Grants of Plan Based Awards Table for more details concerning the Rule of 60.

Deferred Cash Awards

Name	Termination for Gross Misconduct	Death or Disability	Change in Control	Involuntary Termination Other Than for Cause	Other Termination
Michael Reardon	$—	$—	$—	$—	$—
Scot Parnell	—	32,605	32,605	32,605	—
Christine Homer	—	31,724	31,724	31,724	—
Patricia Morris	—	32,429	32,429	32,429	—
John Vidovich	—	34,368	34,368	34,368	—

Set forth in the tables above are the value of equity awards and deferred cash awards (the awards) on December 31, 2009 that would have been applicable had the designated event occurred with respect to each named executive officers. Each type of event is more fully described below. The amounts reflect payments in accordance with existing Citigroup equity and deferred cash programs. All outstanding options were assigned a zero value as they had no intrinsic value as of December 31, 2009 (i.e., the exercise prices were above the Citigroup common stock closing price on that date).

Termination for Gross Misconduct

Under the terms of the awards, including those held by the named executive officers, if a participant’s employment is terminated for gross misconduct, his or her nonvested and vested, but undistributed, stock awards (both CAP and CSAP awards), DCAP awards, and outstanding options will be forfeited or cancelled on his or her termination date.

Death or Disability

Under the terms of the awards, if the participant’s employment terminates on account of death or disability:

•	the participant’s CSAP awards will vest immediately;

•

the participant’s unvested stock options will vest and the participant (or his or her estate) will have up to two years to exercise his or her stock options (until October 29, 2015 in the case of the CEOG Options). All outstanding options were assigned a zero value as they had no intrinsic value as of December 31, 2009;

•	in the case of a participant’s death, CAP and DCAP awards will vest and be distributed immediately; and

•

in the case of a participant’s disability, CAP and DCAP awards will continue to vest on schedule if he or she has met the Rule of 60 or the Rule of 75, and will vest and be distributed immediately if he or she does not meet the Rule of 60 or the Rule of 75.

Change in Control

Under the terms of Citigroup’s equity programs, a change in control is defined as the acquisition of a participant’s employer by another entity in a transaction that constitutes a change in control under IRC Section 409A. The Citigroup equity programs that have change in control provisions provide that, in the event of a change in control, a participant will receive the same treatment as an executive whose employment is involuntarily terminated other than for gross misconduct.

Employment Agreements

There are no other contracts, agreements or other arrangements with the named executive officers that provide for payments or benefits in connection with a termination of employment or a change in control of the Company or Citigroup that are not generally available to all salaried employees.

Involuntary Termination Other Than for Cause

Under the terms of the awards, if a participant’s employment is involuntarily terminated other than for cause at a time when the participant meets the Rule of 75, the participant’s CAP awards and DCAP awards will continue to vest on schedule. If a participant’s employment is involuntarily terminated other than for cause at a time when the participant meets the Rule of 75, the participant’s stock options (other than the CEOG Options) will vest immediately on the last day of employment and the participant may have up to two years to exercise his or her vested stock options. Also, the participant’s CEOG Options will vest immediately on the last day of employment and the participant may have until October 29, 2015 to exercise all of his or her CEOG Options.

If a participant’s employment is involuntarily terminated other than for cause and he or she meets the Rule of 60, but does not meet the Rule of 75, the participant’s CAP awards (other than the premium shares) and DCAP awards will continue to vest pursuant to their existing schedule. If a participant’s employment is involuntarily terminated other than for gross misconduct and he or she does not meet the Rule of 60 or the Rule of 75, the full amount of the participant’s CAP awards (other than premium shares) and DCAP awards will vest immediately. In either case, a pro-rated portion of the premium shares will vest immediately. Also, in either case, the vesting of the participant’s stock options will cease on his or her termination of employment, and the participant will have up to 2 years to exercise his or her vested stock options (other than the CEOG Options), and the participant’s CSAP awards will be forfeited.

With respect to the CEOG Options, however, in the event of a qualifying transaction, if a participant’s employment is involuntarily terminated other than for gross misconduct and he or she does not meet the Rule of 75 (or does meet the Rule of 75 but is terminated prior to October 29, 2010), all CEOG Options will vest immediately, and the participant will have until October 29, 2015 to exercise his or her vested CEOG Options.

Other Termination

In general, Citigroup’s deferred compensation awards provide for forfeiture of non-vested equity awards and cancellation of unexercised stock options in the event of voluntary resignation. More favorable treatment, including accelerated vesting in the event of involuntary termination and limited post-termination periods to exercise stock options, may be available for specified non-vested awards in the event of involuntary termination of employment other than for gross misconduct, as explained below.

Some of Citigroup’s equity and deferred cash award programs contain provisions for vesting after attaining an age and service rule.

•

If a participant meets the Rule of 75 and voluntarily terminates his or her employment, the participant’s restricted or deferred stock awards will continue to vest on schedule, provided that the participant does not compete with Citigroup’s business operations. For options awarded prior to CEOG Options in October 2009, if a participant meets the Rule of 75 and terminates his or her employment, the participant’s stock options will vest on the last day of employment and the participant will have up to two years to exercise his or her vested stock options, provided that he or she does not compete with Citigroup’s business operations. For CEOG Options, if a participant meets the Rule of 75 and terminates his or her employment on or after October 29, 2010, the participant’s unvested CEOG Options will vest on his or her termination date and participants may have until October 29, 2015 to exercise his or her vested CEOG Options.

•

If a participant does not meet the Rule of 75 but meets the Rule of 60 and voluntarily terminates his or her employment, the participant’s basic and supplemental CAP shares and DCAP awards will be distributed to the participant on the regularly scheduled vesting dates, provided that he or she does not compete with Citigroup’s business operations, and nonvested premium shares are forfeited. In addition, if a CAP OR DCAP participant meets the Rule of 60 and terminates his or her employment, vesting of the participant’s stock options will stop on his or her last day of employment and the participant may have up to two years to exercise his or her vested stock options.

The tables above set forth the estimated value associated with the acceleration of restricted stock, deferred stock and deferred cash awards held by each named executive officer, assuming the executive’s employment with the Company had terminated on December 31, 2009 and that a change in control had also occurred on that date. While the vesting of stock options held by the Company’s named executive officers would also accelerate, the exercise prices of outstanding options were all higher than the closing price of Citigroup stock on December 31, 2009.

The amounts in the tables above exclude the value of equity awards disclosed in the Non-Qualified Deferred Compensation Table because those awards are fully vested. These amounts also exclude any pension benefits; please refer to the Pension Benefits Table for those amounts. These amounts also do not include any amounts that may be payable under the Citigroup Separation Pay Plan. The closing price of Citigroup common stock on December 31, 2009 was $3.31.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a charter that specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. A copy of the Audit Committee Charter is attached to the Company’s Proxy Statement as Annex B.

The Board of Directors has determined that all four members of the Audit Committee are independent based upon the standards adopted by the Board of Directors, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (independent auditor), is responsible for integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee assists the Board of Directors in oversight of these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields.

The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and the Company’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The Committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2009 with management and the independent auditor.

The Committee has received the written disclosures required by PCAOB Rule 3526—“Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditor, and subject to the limitations on our role and responsibilities described above and in the Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

By the Audit Committee

Dr. Glenda B. Glover, Chairperson

James L. Bailey

Rodman L. Drake

Dr. Evelyn E. Handler

March 17, 2010

PROPOSAL 2:    STOCKHOLDER RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as the independent auditors of the Company for 2010. The appointment of this firm is proposed by the Audit Committee based, in part, on KPMG’s review of and familiarity with the Company’s business as part of its audit of Citigroup. KPMG has served as the independent auditor for the Company since it commenced operations in 1992, for CBNA since 1964, for Citicorp since it commenced operations in 1968 and for Citigroup and its predecessors since 1969.

Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR this proposal.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Company by KPMG during the years ended December 31, 2009 and December 31, 2008:

Audit Fees

Audit fees include fees paid by the Company to KPMG in connection with the annual audit of the Company’s financial statements and KPMG’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by the Company’s independent auditors. The aggregate fees billed to the Company by KPMG for audit services rendered to the Company for the years ended December 31, 2009 and December 31, 2008 totaled approximately $1,000,000 and $1,246,000, respectively. The decrease was due to the timing of KPMG’s billings.

Audit-Related Fees

Audit-related services include accounting policy compliance, securitization due diligence, related attestation services and internal control reviews not required by regulators. The aggregate fees billed to the Company by KPMG for audit-related services rendered to the Company for the years ended December 31, 2009 and December 31, 2008 totaled approximately $1,740,000 and $1,164,000, respectively. The increase in audit related fees from 2008 to 2009 was due primarily to certain required attestation services for additional securitization and other funding programs including the Department’s Participation and Purchase Programs and the Conduit Program.

Tax Fees

There were no fees paid or payable to the firm relating to tax services during 2009 or 2008.

All Other Fees

No fees (other than those described above) were billed to the Company by KPMG for other services rendered to the Company during the years ended December 31, 2009 and 2008.

The Company adopted a policy, effective January 1, 2003, prohibiting the engagement of its primary independent auditors for non-audit services, unless such services are individually approved by the Company’s Audit Committee. The Company has not engaged KPMG for any non-audit services other than those permitted under its policy.

Approval of Independent Auditor Services and Fees

The Company’s Audit Committee has reviewed and approved all fees charged by the Company’s independent auditors, and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the provision of services by KPMG was consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions. Effective January 1, 2003, the Company adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the Audit Committee and presented to the full committee at its next regular meeting. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that the Company satisfies the SEC auditor independence rules.

Under the policy approved by the Audit Committee, the Audit Committee must pre-approve all services provided by the Company’s independent auditors and fees charged. The Audit Committee will annually consider the provision of audit services and, if appropriate, pre-approve certain defined audit fees, audit-related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the Audit Committee will periodically monitor the levels of KPMG fees against the pre-approved limits. The Audit Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

Administration of the policy is centralized within, and monitored by, the Company’s senior corporate financial management, which reports throughout the year to the Audit Committee.

OTHER MATTERS

The Company received no shareholder proposals in connection with the Annual Meeting. As of the date of this Proxy Statement, the Company does not intend to present and, has not been informed that any other person intends to present, any business not specified in this Proxy Statement for action at the Annual Meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION’S 2011 PROXY STATEMENT

In accordance with Rule 14a-8 of the SEC under the Securities Exchange Act of 1934, the Company will accept proposals of stockholders for possible inclusion in the Company’s 2011 Proxy Statement through the close of business on December 9, 2010.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2011 annual meeting of stockholders, but does not seek to include in the Company’s Proxy Statement under the applicable SEC rules, must be submitted in accordance with the Company’s By-laws, and must be received at the Company’s principal executive offices no earlier than February 14, 2011, and no later than March 14, 2011. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with the Company’s By-laws and must be submitted in writing to the Company’s Corporate Secretary c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6843.

ANNEX A

THE STUDENT LOAN CORPORATION

CORPORATE GOVERNANCE GUIDELINES

As of January 29, 2009

Mission

The Student Loan Corporation (the “Corporation”) aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Corporation’s business.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective oversight of the Corporation’s business and affairs, including building long-term value for the Corporation’s stockholders and balancing the interests of its other constituencies, including the educational institutions that the Corporation works with, its customers and employees. In all actions taken by the Board, the Directors are expected to exercise their sound business judgment in what they reasonably believe to be in the best interests of the Corporation. In discharging that obligation, absent evidence to the contrary, Directors may rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, with the flexibility to increase the number of Directors in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. Independent Directors (as defined herein) shall be recommended to the Board of Directors by the Chairman for approval, after consultation by the Chairman with the Compensation Committee. All other Directors may be nominated from time to time by the majority shareholder of the Corporation and be recommended to the Board of Directors for approval.

Independence of Directors

At least three of the members of the Board must be independent, such members being referred to herein as “Independent Directors.” The Corporation is not required to have a majority of Independent Directors since 80% of its shares of stock are held by its affiliate, Citibank, N.A. A non-employee Director shall qualify as independent for purposes of service on the Board of the Corporation and its committees only if the Board has determined that the Director has no material relationship with the Corporation or its affiliates or subsidiaries. The Board has adopted the categorical standards set forth in the attached Exhibit “A” to assist the Board in making independence determinations.

Qualifications for Director Candidates

The Chairman of the Board reviews the qualifications of potential director candidates and makes recommendations to the whole Board, after consultation by the Chairman with the Compensation Committee. The factors considered by the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•

Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making.

•	Whether the candidate has special skills, expertise and background that adds to and complements the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•

Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of the Corporation’s stockholders and our other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the Board and cannot be measured in any mathematical or routine way.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Board, in order to ensure that each Director is able to devote sufficient time to the performance of his or her duties as a Director. Members of the Audit Committee may not serve on more than three public company audit committees, including the Audit Committee of the Corporation.

Interlocking Directorates

No executive officer of the Corporation shall serve as a director of a corporation where an outside Director of the Corporation is an executive officer.

Retirement from the Board

Directors appointed to the Board may serve on the Board until the Annual Meeting of the Corporation next following their 72nd birthday, and may not be re-elected after reaching age 72, unless this requirement has been waived by the Board. This provision shall not be applicable to any Director who has been appointed to serve one or more terms as a member of the Board of the Directors prior to July 1, 2002.

Change in Status or Responsibilities

A Director, who is an employee of the Corporation, or its affiliate or subsidiary, shall submit a notice of resignation in the event that he or she ceases to be employed by any of such entities. The effective date of any such resignation shall be the earlier of (i) the last day of such employment, or (ii) such other date specified in a notice to the Corporation. In the event that such director fails to submit a timely notice to the Corporation, confirmation of termination of employment obtained from any such entity shall constitute a notice as provided in the By-Laws. Any Director who fails to attend at least 75% of the meetings of the Board and the committees on which they serve for a period of two consecutive years shall also resign from the Board at the Annual Meeting of Stockholders next following such occurrence.

The Board shall reserve the discretion to evaluate the facts and circumstances, and determine whether it is in the best interests of the Corporation and its stockholders that a director impacted by the above-mentioned policies not resign from the Board.

Evaluation of Board Performance/Term Limits

The Chairman of the Board, in consultation with the other Directors, shall conduct an annual review of Board performance and Board committee performance. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each Director’s skills, areas of expertise, qualification as independent under the NYSE corporate governance rules and any other applicable laws, rules and regulations, consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board, and such other factors as may be determined to be appropriate for review. Each Committee shall conduct an annual evaluation of its own performance as provided in its charter. The results of the review of Board and Committee evaluations shall be summarized and presented to the Board. The Corporation has not adopted term limits for Directors.

Attendance at Meetings

Directors are expected to attend the Corporation’s Annual Meeting of Stockholders, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should, to the extent practicable, be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman shall establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management directors shall meet in executive session at each meeting without the Chief Executive Officer or any other officers of the Corporation present. The responsibility for presiding at the executive sessions shall be rotated from meeting to meeting among the Chairs of the Audit and Compensation Committees. The rotational nature of this responsibility shall be disclosed in the Corporation’s annual proxy statement.

Annual Strategic Review

The Board shall review the Corporation’s strategic plans and the principal issues that it expects the Corporation may face in the future during at least one Board meeting each year.

Communications

The Board believes that the senior management speaks for the Corporation. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Corporation, subject, however, to receipt of prior approval from a majority of Board members.

Board Committees

The standing committees of the Board are the Audit Committee and the Compensation Committee. All members of these committees shall meet the independence criteria, as determined by the Board, set forth in the NYSE listing standards, and any other applicable laws, rules or regulations regarding independence. The members of the Audit Committee and Compensation Committee, and the Chairs of such Committees, shall be appointed by the Board on the recommendation of the Chairman of the Board, and may be removed by the Board.

Committee Chairs and members shall be rotated at the recommendation of the Chairman of the Board. Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board. The Audit Committee charter and the Compensation Committee charter shall be approved and adopted by the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent director may attend any meeting of any committee, upon the consent of such committee, even though he or she may not be a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary for Board purposes or for any committee purpose, without consulting or obtaining the approval of senior management of the Corporation in advance; however, each committee must provide notice to the Chairman of the Board of any retained services.

The Board may establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Corporation. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Corporation identified by the Chief Executive Officer. If the Chief Executive Officer wishes to have additional Corporation personnel attend meetings on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Chairman of the Board. This recommendation shall be based on a biannual review of director compensation of companies of similar size and market capitalization. Directors who are employees of the Corporation or any of its subsidiaries or affiliates shall not receive any compensation for their services as Directors. Directors who are not employees of the Corporation or any of its subsidiaries or affiliates shall not enter into any consulting arrangements with the Corporation nor its competitors. Directors who serve on the Audit Committee shall not directly or indirectly receive compensation from the Corporation or any of its subsidiaries for providing accounting, consulting, legal, investment banking or financial advisory services to the Corporation.

Charitable Contributions

If an outside Director or an immediate family member of an outside Director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Corporation, such contributions will be reported and considered by the Board for purposes of making the independence determination with respect to the Director.

Director Orientation and Continuing Education

The Corporation shall provide an orientation program for new Directors. Attendance by new Directors at such orientation programs shall be mandatory. The Corporation shall also provide continuing education programs for all members of the Board from time to time. These programs shall include presentations by senior management on the Corporation’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Corporation’s significant facilities, to the extent practical, or to industry sales conferences. All Directors are invited to participate in the orientation and continuing education programs.

Chief Executive Officer and Senior Officer Performance

The Compensation Committee shall conduct an annual review of the Chief Executive Officer’s performance, as well as the performance of all other senior officers, as set forth in its charter. The Board of Directors shall review the Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long and short term.

Succession Planning

The Compensation Committee shall make an annual report to the Board on succession planning. The Chairman shall meet periodically with the Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Candidates for the role of successor to the Chief Executive Officer shall be nominated by the Chairman and reviewed by the Compensation Committee prior to succession.

Code of Conduct and Code of Ethics

The Corporation has adopted a Code of Conduct, Code of Ethics for Financial Professionals and related internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Corporation’s business operations. The Code of Conduct applies to all employees of the Corporation, as well as to Directors when engaged by or otherwise representing the Corporation and its interests. In addition, the Corporation has adopted a Code of Ethics for Financial Professionals which applies to the principal executive officers of the Corporation and all professionals serving the Corporation in a finance, accounting, treasury, tax or investor relations role. The Audit Committee shall monitor compliance with the Code of Conduct, Code of Ethics for Financial Professionals and related internal policies and guidelines.

Insider Transactions

The Corporation prohibits purchases of Corporation stock by the Corporation from employees. Directors and executive officers of the Corporation shall comply in all respects with the terms of the Corporation’s Personal Trading Policy.

Stock Options

The Corporation prohibits the repricing of any stock options offered to its employees.

Transactions with Directors

To the extent transactions, including brokerage services, banking services, insurance services and other financial services, between the Corporation and any Director or family member of a Director are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Corporation, such transactions shall be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates.

Loans to Directors

The Corporation shall not make any personal loans to Directors or to immediate family members of Directors. The only exceptions shall be for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business of the Corporation or one of its affiliates, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public. In addition, the Corporation or one of its affiliates may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public, to Directors who are employees of the Corporation or its affiliates.

Loans to Executive Officers

The Corporation shall not make any personal loans to executive officers, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker dealer subsidiary of the Corporation or one of its affiliates made in the ordinary course of business of the Corporation or one of its affiliates, of a type that is generally made available to the public, and is on market term, or terms that are no more favorable than those offered to the general public.

Investments

Neither the Corporation nor any member of senior management shall make any investment in a partnership or other privately-held entity in which a Director is a principal or in a publicly traded company in which a Director directly owns or controls more than a 10% interest.

No Director may invest in a third party entity when the investment opportunity is made available to him or her because of such individual’s status as a Director. A Director or family member of a Director may participate in investment opportunities offered or sponsored by the Corporation provided they are offered on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

No Director or family member of a Director shall receive an IPO allocation.

Members of senior management may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Corporation, unless their participation is approved in advance by the Board. Such approval shall not be required if the investment opportunity is offered to other qualified employees and investment by senior management is approved by the Board; or is offered to senior management on the same terms as those offered to qualified persons who are not employees of the Corporation. Comparable principles shall apply to Directors and their family members who may be given the opportunity to invest in an employee program.

No member of senior management may invest in a third party entity, except for investments permitted by the foregoing paragraph, when the investment opportunity is made available to him or her as a result of such individual’s status as a member of senior management of the Corporation.

Indemnification

The Corporation, through Citigroup, provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Corporation’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

EXHIBIT “A”

to the Corporate Governance Guidelines

The Student Loan Corporation

Director Independence Standards and Policy on Transactions with Related Persons

Approved as of January 29, 2009

I.	Director Independence Standards

An outside director shall qualify as independent for purposes of service on the Board of The Student Loan Corporation (the “Corporation”) and its Committees if the Board, after taking into account all relevant facts and circumstances, has determined that the director, and any immediate family member of the director, has no material relationship with the Corporation or any of its affiliates or subsidiaries. These Director Independence Standards have been drafted to provide guidance to the Board in making independence determinations, and are intended to supplement the provisions contained in the Corporation’s Corporate Governance Guidelines. A fundamental premise of the Standards is that any permitted transactions between the Corporation and a director or his/her immediate family members or their respective primary business affiliations shall be on arm’s-length, market terms.

Relationships as Client

•

Neither a director nor any immediate family member shall have any personal loans from the Corporation, except for credit cards, charge cards and overdraft checking privileges provided by affiliates of the Corporation in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, affiliates of the Corporation may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to directors who are employees of the Corporation or its affiliates. Notwithstanding the foregoing, any extensions of credit by the Corporation or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Federal Reserve and FDIC guidelines.

•

Any other financial services provided to a director or any member of his/her immediate family by the Corporation must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory and Consulting Arrangements

Neither a director nor any immediate family member of a director shall:

•

During any 12-month period within the last three years, have received, directly or indirectly, from the Corporation any compensatory fees or benefits in an amount greater than $120,000, other than (a) standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Corporation.

Business Relationships

•

All payments made by the Corporation or its parent or affiliates to, and payments received by the Corporation or its affiliates from, a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•

In addition, the aggregate amount of payments in any of the last three fiscal years by the Corporation and its affiliates to, or to the Corporation and its affiliates from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the Company receiving the payment.

Charitable Contributions

Annual contributions made by the Corporation or its parent or affiliates in any of the last three fiscal years to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/Affiliations

•	An outside director shall not:

(i)	be, or within the last three years have been, an employee of the Corporation or of one of the Corporation’s affiliates;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation or of one of the Corporation’s affiliates serves or has served on the compensation committee of a company that concurrently employs or employed the director; or

•	An outside director may not have an immediate family member who:

(i)	is, or within the last three years has been, an executive officer of the Corporation or of one of the Corporation’s affiliates;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of the Corporation or of one of the Corporation’s affiliates serves or has served on the compensation committee of a company that concurrently employs or employed such family member.

•

(A) Neither a director nor an immediate family member may be a current partner of a firm that is The Student Loan Corporation’s internal or external auditor; (B) a director may not be a current employee of such a firm; (C) a director may not have an immediate family member who is a current partner of such firm, or who is a current employee of such a firm and personally works on The Student Loan Corporation’s audit; or (D) a director or an immediate family member may not have been within the last three years a partner or employee of such a firm and personally worked on The Student Loan Corporation’s audit within that time.

•	No member of the Audit Committee shall be an affiliated person of the Corporation.

Definitions

For purposes of these independence standards, (i) the term “immediate family member” means any of the director’s spouse, parents, step-parents, children, step-children, brothers, sisters, mothers- and fathers-in law, sons- and daughters-in-law, and brothers and sisters-in-law, and any other person (other than domestic employees) who shares the director’s household, (ii) the term “business affiliation” means any corporation (other than The Student Loan Corporation, any of its subsidiaries, or affiliates of Citigroup), partnership, limited partnership, syndicate or other organization of which the director or immediate family member is an officer, partner or employee, or in which the director owns directly or indirectly at least a 5% equity interest, (iii) the term “executive officer” has the same meaning as “officer” under Rule 16a-1(f) under the Securities Exchange Act of 1934, and (iv) the term “consolidated gross revenues” means consolidated gross revenues as reported on a company’s consolidated financial statements.

II.	Policy on Transactions with Related Persons

In light of applicable disclosure requirements under Item 404(b) of Regulation S-K of the SEC, the Board of Directors of the Corporation shall be responsible for the review and consideration of the Transactions with Related Persons (the “Transactions”).

Definitions

“Related Person” is any director, any executive officer of the Corporation, any nominee for director, any shareholder beneficially owning in excess of 5% of any class of voting securities of the Corporation, and any “immediate family member” of any such person.

“Immediate family member” has the same meaning as provided in Section I.

“Transaction with Related Persons” is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Corporation is a participant, and (c) any Related Person has or will have a direct or indirect material interest.

Notification

Each director and executive officer shall promptly notify the Secretary of any Transactions with Related Persons. The notice shall include a description of the Transaction and the aggregate dollar amount. In addition, each director and executive officer is required to complete a Director and Executive Officer Questionnaire on an annual basis in order to confirm, among other things, the existence of any Transactions with Related Persons.

Each shareholder who beneficially owns more than 5% of any class of the voting securities of the Corporation is requested to complete a Questionnaire on an annual basis, and notify the Corporation of the existence of any Transactions with Related Persons.

General Criteria For Reviewing Transactions with Related Persons

The Board of Directors shall review and consider a Transaction with a Related Person at a regularly scheduled meeting subsequent to receiving the notification thereof by using the following criteria. No director shall participate in any discussion of a Transaction for which he or she or any member of his or her immediate family is a Related Person, except that the director shall provide all material information concerning the Transaction.

In reviewing Transactions with Related Persons, the Board shall take into account, among other factors it deems appropriate, whether the Transaction is entered into on terms no less favorable to the Corporation than terms generally available to an unaffiliated third-party under the same or similar circumstances; the results of an appraisal, if any; whether there was a bidding process and the results thereof; review of the valuation methodology used and alternative approaches to valuation of the transaction; and the extent of the Related Person’s interest in the transaction. The Board will review the following information when assessing a Transaction:

•	The terms of such transaction;

•	The Related Person’s interest in the transaction;

•	The purpose and timing of the transaction;

•	Whether the Corporation is a party to the transaction, and if not, the nature of the Corporation’s participation in the transaction;

•	If the transaction involves the sale of an asset, a description of the asset, including date acquired and costs basis;

•	Information concerning potential counterparties in the transaction;

•	The approximate dollar value of the transaction and the approximate dollar value of the Related Person’s interest in the transaction;

•	Description of any provisions or limitations imposed as a result of entering into the proposed transaction;

•	Whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction; and

•	Any other relevant information regarding the transaction.

Exempt Transactions

The Board of Directors has determined that each of the types of Transactions listed below shall not require review by the Board under this Policy.

a.	Employment of Executive Officers. Any employment by the Corporation of an executive officer of the Corporation if:

i.	the related compensation is required to be reported in the Corporation’s proxy statement under Item 402 of SEC’s compensation disclosure requirements (generally applicable to “named executive officers”) and such information is reported; or

ii.	the executive officer is not an immediate family member of another executive officer or director of the Corporation and the related compensation would be reported in the Corporation’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation.

b.	Director compensation. Any compensation paid to a member of the Board if the related compensation is required to be reported in the Corporation’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

c.	Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as (i) an employee, (ii) a beneficial owner of less than 10% of that company’s outstanding equity, or (iii) in the case of partnerships, a limited partner, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues.

d.	Ordinary course transactions.

•

Loans made or maintained by the Corporation to a Related Person or its primary business affiliation, if the loan: (a) is made in the ordinary course of business of the Corporation, is of a type that is generally made available to the general public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002; and (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features.

•

All business relationships, including brokerage, deposit, insurance, and other services, between the Corporation and a Related Person or its primary business affiliation, that are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

e.	Interaffiliate Transactions. Any transactions between the Corporation and its affiliates that are subject to the Interaffiliate Transactions Approval Policy.

f.	Certain charitable contributions. Any charitable contribution, grant or endowment by the Corporation to a charitable organization, foundation or university where a Related Person is an employee, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts.

g.	Transactions where all shareholders receive proportional benefits. Any transaction where the Related Person’s interest arises solely from the ownership of the Corporation’s common stock and all holders of the Corporation’s common stock received the same benefit on a pro rata basis (e.g., dividends).

h.	Transactions involving competitive bids. Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids.

i.	Regulated transactions. Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

j.	Certain banking-related services. Any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

ANNEX B

THE STUDENT LOAN CORPORATION

AUDIT COMMITTEE CHARTER

as of April 12, 2004

Mission

The Audit Committee of The Student Loan Corporation (“SLC”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of SLC’s financial statements and financial reporting process and SLC’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (“ARR”); (iii) the annual independent audit of SLC’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by SLC with legal and regulatory requirements, including SLC’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in SLC’s annual Proxy Statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that SLC’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Audit Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Audit Committee will be a financial expert as defined by the Securities and Exchange Commission.

The members of the Audit Committee and the Audit Committee Chair shall be appointed by the Board on the recommendation of the Chairman of the Board. Audit Committee members may be replaced by the Board with new members, provided such new members satisfy the membership requirements. The Committee Chair shall be rotated periodically, at the recommendation of the Chairman of the Board.

Authority

The Audit Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall approve in advance all audit engagement fees and terms and all audit-related, tax and other engagements with the independent auditors. The Audit Committee shall consult with management, but shall not delegate these responsibilities.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. SLC shall provide funding, as determined by the Audit Committee, for payment of compensation to the independent auditors, any advisors employed by the Audit Committee and ordinary administrative expenses of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, internal auditors, and independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and evaluate its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement and Disclosure Matters

•

Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A),” and recommend to the Board whether the audited financial statements should be included in SLC’s Form 10-K.

•

Review and discuss with management and the independent auditors SLC’s quarterly financial statements, prior to the filing of its Form 10-Q, including disclosures made in MD&A and the results of the independent auditors’ reviews of the quarterly financial statements.

•

Discuss generally SLC’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which SLC may provide earnings guidance.

•

Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies in design or operation of internal controls or material weaknesses therein and (2) any fraud, whether or not material, involving management or other employees who have a significant role in SLC’s internal controls.

•	Receive and discuss reports from management on an annual and/or as needed basis.

•	Review and discuss periodically reports from the independent auditors on, among other things, certain:

a)	Critical accounting policies and practices to be used;

b)	Alternative treatments of financial information within generally accepted accounting principles;

c)	Other material written communications between the independent auditors and management, such as any management letter and SLC’s response to such letter or schedule of unadjusted differences; and

d)	Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Review and discuss with management and the independent auditors, at least annually:

a)	Developments and issues with respect to reserves.

b)	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on SLC’s financial statements; and

c)	Accounting policies used in the preparation of SLC’s financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•

Review with management its evaluation of SLC’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with such controls and procedures.

•

Annually review and discuss with management and the independent auditors (1) management’s assessment of the effectiveness of SLC’s internal control structure and procedures for financial reporting, and (2) the independent auditors’ attestation to, and report on, management’s control assessment, each as required under Section 404 of the Sarbanes-Oxley Act of 2002.

•

Discuss with management SLC’s major credit, market, liquidity and operational risk exposures and the steps management has taken to monitor and control such exposures, including SLC’s risk assessment and risk management policies.

•

Establish procedures for the receipt, retention, and treatment of complaints received by SLC regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of SLC of concerns regarding questionable accounting or auditing matters.

Oversight of SLC’s Relationship with the Independent Auditors

•	Receive and discuss a report from the independent auditors at least annually regarding:

a)	The independent auditors’ internal quality-control procedures;

b)	Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

c)	Any steps taken to deal with any such issues;

d)	All relationships between the independent auditors and SLC, in order to assess the independent auditors’ independence; and

e)	Key staffing and lead audit partner rotation plans.

•

Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit and non-audit services in advance. In accordance with such procedures, the Committee shall approve in advance any audit or non-audit services provided to SLC by the independent auditors, all as required by applicable law or listing standards. Preapproval authority may be delegated to one or more members of the Committee.

•	Review and discuss the scope and plan of the independent audit.

•

Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees”). The Committee shall present its conclusions to the Board, and if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Recommend to the Board policies for SLC’s hiring of employees or former employees of the independent auditors.

Oversight of Audit and Risk Review (ARR)

•	Review and approve the appointment and replacement of the Chief Auditor who shall report directly to the Committee.

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•

Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•

Review periodically with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of SLC and SLC’s compliance with applicable law and listing standards.

•	Review and discuss the report of the Chief Auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of SLC’s senior management.

•

Receive and discuss reports from management on an annual and/or as needed basis relating to: compliance at SLC (including anti-money laundering, regulatory and fiduciary compliance); significant reported ethics violations; compliance with FDICIA internal control and compliance reporting requirements; business resumption and contingency planning; tax developments and issues; fraud and operating losses; technology and information security; and SLC’s insurance.

ANNEX C

THE STUDENT LOAN CORPORATION

COMPENSATION COMMITTEE CHARTER

as of April 12, 2004

Mission

The Compensation Committee (the Committee) is responsible for reviewing and recommending to the Board the compensation structure for senior management, in accordance with guidelines established by the Committee from time to time. The Committee will produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement. Further, the Committee approves broad-based and special compensation plans across the Corporation.

Additionally, the Committee will regularly review the Corporation’s management resources, succession planning and development activities, as well as the performance of senior management.

Membership

The Committee shall consist of at least three members of the Board of Directors each of whom shall (a) meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162 (m) of the Internal Revenue Code.

The members of the Compensation Committee and the Compensation Committee Chair shall be appointed by the Board at the recommendation of the Chairman of the Board, and may be removed by the Board.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve, for the Chief Executive Officer and senior management of the Corporation, base salary, incentive compensation and long-term incentive compensation, such as stock options.

•

Annually review and approve corporate goals and objectives relevant to Chief Executive Officer and senior management compensation, evaluate performance in light of these goals and objectives, and recommend to the Board the Chief Executive Officer’s and senior managers’ compensation based on this evaluation. In determining the compensation of the Chief Executive Officer and senior managers, the Committee will consider the Corporation’s performance, the value of similar incentive awards to officers at comparable companies and the compensation packages given to senior managers in past years.

•	In consultation with and based upon the advice of outside counsel, monitor the disclosure and prepare an annual report on executive compensation for inclusion in the proxy statement.

•

Review executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

•

In consultation with the Chief Executive Officer and Chairman of the Board, conduct a talent and performance review of key senior management members in order to identify opportunities, performance gaps and next steps as part of the Committee’s executive succession planning and development process. The purpose of this review is to ensure that future leaders of the Corporation are identified and developed as appropriate. The Committee shall report at least once a year to the Board on the Committee’s executive succession planning process.

C-1

•

In consultation with the Board and the Chief Executive Officer, as part of its executive succession planning process, review and evaluate potential successors to the Chief Executive Officer. The Committee will provide an annual report to the Board on CEO succession.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Review and approve senior management agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits.

•	Annually review the Corporation’s progress in meeting diversity goals with respect to the employee population.

•	Periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities and report annually on assessment of the Committee performance and suggestions for improvement, at the Committee and Board level.

•

Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Review and evaluate candidates for independent directors of the Board, as requested by the Chairman of the Board from time to time.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

C-2

The Student Loan Corporation

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2010.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/STU • Follow the steps outlined on the secured website.
Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Glenda B. Glover	☐	☐	☐	02 - Laurie A. Hesslein	☐	☐	☐	03 - Michael J. Reardon	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for 2010.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.                         Signature 1 — Please keep signature within the box.           Signature 2 — Please keep signature within the box.

/ /

01626A

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

2010 Proxy — The Student Loan Corporation

Annual Meeting of Stockholders May 13, 2010, 8:30 A.M. (Eastern Standard Time)

399 Park Avenue

12th Floor Auditorium

New York, New York 10022

There are two entrances to the building, one on the east side of Park Avenue and the other on the west side of Lexington Avenue. Both of the entrances are between East 53rd Street and East 54th Street. Each attendee must present valid picture identification, such as a driver’s license, to gain admittance to the meeting.

The undersigned appoints Michael J. Reardon, proxy, having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 15, 2010 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 13, 2010 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of independent auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted “FOR” the election of directors and “FOR” the ratification of Independent Auditors.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.

This proxy is solicited on behalf of the Board of Directors.